Exhibit 99.1

2011 Interim Report

2	Corporate Information
4	Highlights
5	Management Discussion and Analysis

30 Directors and Senior Management

Contents

39 Other Information

49 Report on Review of

Interim Financial Information

51 Interim Financial Information

77 Defi nitions

82 Glossary

2 Wynn Macau, Limited

Corporate Information

BOARD OF DIRECTORS

Executive Directors

Mr. Stephen A. Wynn *(Chairman of the Board)*
Ms. Linda Chen
Mr. Ian Michael Coughlan

Non-Executive Directors

Mr. Kazuo Okada
Mr. Marc D. Schorr
Dr. Allan Zeman, *GBM, GBS, JP*
(Vice-Chairman of the Board)

Independent Non-Executive Directors

Mr. Jeffrey Kin-fung Lam, *SBS, JP*
Mr. Bruce Rockowitz
Mr. Nicholas Sallnow-Smith

AUDIT COMMITTEE

Mr. Nicholas Sallnow-Smith *(Chairman)*
Mr. Bruce Rockowitz
Dr. Allan Zeman, *GBM, GBS, JP*

REMUNERATION COMMITTEE

Mr. Nicholas Sallnow-Smith *(Chairman)*
Mr. Jeffrey Kin-fung Lam, *SBS, JP*
Mr. Bruce Rockowitz
Mr. Marc D. Schorr

NOMINATION AND CORPORATE GOVERNANCE COMMITTEE

Mr. Jeffrey Kin-fung Lam, *SBS, JP (Chairman)*
Mr. Nicholas Sallnow-Smith
Dr. Allan Zeman, *GBM, GBS, JP*

COMPANY SECRETARY

Ms. Kwok Yu Ching, *ACIS, ACS*

AUTHORIZED REPRESENTATIVES

Dr. Allan Zeman, *GBM, GBS, JP*
Ms. Kwok Yu Ching
(Mrs. Seng Sze Ka Mee, Natalia as alternate)

AUDITORS

Ernst & Young
Certified Public Accountants

LEGAL ADVISORS

As to Hong Kong and U.S. laws:
Skadden, Arps, Slate, Meagher & Flom

As to Macau law:
Alexandre Correia da Silva

As to Cayman Islands law:
Maples and Calder

REGISTERED OFFICE

P.O. Box 309

Ugland House

Grand Cayman

KY1-1104

Cayman Islands

HEADQUARTERS IN MACAU

Rua Cidade de Sintra

NAPE, Macau SAR

PRINCIPAL PLACE OF BUSINESS IN HONG KONG

Level 28, Three Pacifi c Place

1	Queen’s Road East

Hong Kong

PRINCIPAL SHARE REGISTRAR AND

TRANSFER OFFICE

Appleby Trust (Cayman) Limited

Interim Report 2011 3

Corporate Information

HONG KONG SHARE REGISTRAR

Computershare Hong Kong Investor

Services Limited

COMPLIANCE ADVISOR

Anglo Chinese Corporate Finance, Limited

STOCK CODE

1128

COMPANY WEBSITE

www.wynnmacaulimited.com

4	Wynn Macau, Limited

Highlights

FINANCIAL HIGHLIGHTS

For the Six Months Ended

30 June

2011 2010

HK$ HK$

(in thousands,

except share amounts)

Casino revenues 13,510,030 9,510,861

Other revenues 827,753 629,092

EBITDA 3,909,496 2,618,907

Profi t attributable to owners(1) 2,412,447 1,906,609

Earnings per Share — basic and diluted 47 cents 37 cents

Net profi t in the six months ended 30 June 2011 included a HK$831.1 million charge representing the present value of a charitable contribution made by WRM to the University of Macau Development Foundation. This contribution consists of a MOP200.0 million (approximately HK$194.2 million) payment made in May 2011, and a commitment for additional donations of MOP80.0 million (approximately HK$77.7 million) each year for the calendar years 2012 through 2022 inclusive, for a total of MOP1,080.0 million (approximately HK$1,048.5 million). Excluding this one time charge, net profi t in the six months ended 30 June 2011 would have been HK$3.2 billion, a 70.1% increase from the HK$1.9 billion in the six months ended 30 June 2010.

Interim Report 2011 5

Management Discussion and Analysis

OVERVIEW

Wynn Macau opened to the public on 6 September 2006 at the center of casino activities on the urban Macau peninsula. In December 2007 and November 2009, Wynn Macau completed expansions, adding more gaming space and additional food and beverage and retail amenities. Encore at Wynn Macau, a further expansion of Wynn Macau that adds a fully integrated resort hotel, opened on 21 April 2010.

Our Macau resort complex features:

Approximately 265,000 square feet of casino space, offering 24-hour gaming and a full range of games, including private gaming salons, sky casinos and a poker area;

Two luxury hotel towers with a total of 1,009 spacious rooms and suites;

Casual and fi ne dining in eight restaurants;

Approximately 54,200 square feet of high-end, brand-name retail shopping, including stores and boutiques by Bvlgari, Cartier, Chanel, Dior, Dunhill, Ermenegildo Zegna, Ferrari, Giorgio Armani, Gucci, Hermes, Hugo Boss, Louis Vuitton, Miu Miu, Piaget, Prada, Rolex, Tiffany, Van Cleef & Arpels, Versace, Vertu, and others;

Recreation and leisure facilities, including two health clubs and spas, a pool; and

Lounges and meeting facilities.

The following table presents the number of casino games available at our Macau Operations:

As at 30 June

2011 2010

VIP table games 255 234

Mass market table games 225 212

Slot machines 1,053 1,155

Poker tables 11 11

In response to our evaluation of our operations and the feedback from our guests, we have been, and will continue to make enhancements and refi nements to our resort complex.

6	Wynn Macau, Limited

Management Discussion and Analysis

Cotai Development

The Group has applied to the government of Macau for a land concession on approximately 52 acres of land on Cotai and is awaiting fi nal government approval on the concession. Subsequent to government approval, we anticipate the construction of a full scale integrated resort containing a casino, approximately 1,500 rooms, convention, retail, entertainment and food and beverage offerings. We continue to fi nalize the project scope and budget.

Cotai Land Agreement

On 1 August 2008, Palo Real Estate Company Limited entered into an agreement with a Macau incorporated company that is not a connected person of the Group to make a one-time payment in the amount of US$50 million (approximately HK$389.3 million) in consideration of its relinquishment of certain rights in and to any future development on the approximately 52 acres of land on Cotai. The payment will be made within 15 days after the Macau government publishes the Group’s rights to the land in the Macau government’s offi cial gazette. The Group has fi led an application for the land with the Macau government and is awaiting fi nal approval.

Macau

Macau, which was a territory under Portuguese administration for approximately 450 years, was transferred from Portuguese to Chinese political control in December 1999. Macau is governed as a special administrative region of China and is located approximately 37 miles southwest of, and less than one hour away via ferry from, Hong Kong. Macau, which has been a casino destination for more than 40 years, consists principally of a peninsula on mainland China, and two neighboring islands, Taipa and Coloane. We believe that Macau is located in one of the world’s largest concentrations of potential gaming customers. According to Macau Statistical Information, casinos in Macau generated approximately HK$120.5 billion in gaming revenue during the six months ended 30 June 2011, an increase of approximately 44.5% over the approximate HK$83.4 billion generated in the six months ended 30 June 2010, making Macau the largest gaming market in the world.

Macau’s gaming market is primarily dependent on tourists. The Macau market has experienced tremendous growth in capacity in the last several years. As at 31 May 2011, there were 21,518 hotel rooms and as at 30 June 2011, there were 5,237 table games in Macau, compared to 12,978 hotel rooms and 2,760 table games as at 31 December 2006.

Interim Report 2011 7

Management Discussion and Analysis

FACTORS AFFECTING OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Tourism

The levels of tourism and overall gaming activities in Macau are key drivers of our business. Both the Macau gaming market and visitation to Macau have grown signifi cantly in the last few years. We have benefi ted from the rise in visitation to Macau over the past several years.

Gaming customers traveling to Macau typically come from nearby destinations in Asia including mainland China, Hong Kong, Taiwan, South Korea and Singapore. According to the Macau Statistics and Census Service Monthly Bulletin of Statistics, approximately 89.1% of visitors to Macau in the six months ended 30 June 2011 were from mainland China, Hong Kong, and Taiwan.

Tourism levels in Macau are affected by a number of factors, all of which are beyond our control. Key factors affecting tourism levels in Macau may include, among others:

— Prevailing economic conditions in mainland China and Asia;

— Various countries’ policies on the issuance of travel visas that may be in place from time to time and could affect travel to Macau;

— Competition from other destinations which offer gaming and leisure activities;

— Possible changes to government restrictions on currency conversion or the ability to export currency from mainland China or other countries;

— Occurrence of natural disasters and disruption of travel; and

— Possible outbreaks of infectious disease.

Economic and Operating Environment

Our operating environment has remained stable during the six months ended 30 June 2011. However, economic conditions can have a signifi cant impact on our business. A number of factors, including a slowdown in the global economy, contracting credit markets, reduced consumer spending, various countries’ policies that affect travel to Macau and any outbreak of infectious diseases can negatively impact the gaming industry in Macau and our business.

8	Wynn Macau, Limited

Management Discussion and Analysis

Competition

Since the liberalization of Macau’s gaming industry in 2002, there has been a signifi cant increase in the number of gaming operators and casino properties in Macau. Currently, there are six gaming operators in Macau including WRM. The three concessionaires are WRM, SJM, and Galaxy which opened Galaxy Macau, a major resort in the Cotai area, on 15 May 2011. The three subconcessionaires are Melco Crown, MGM Macau, and Venetian Macau. As at 30 June 2011, there were approximately 34 casinos in Macau, including 20 operated by SJM. Each of the current six operators has operating casinos and expansion plans announced or underway.

Wynn Macau also faces competition from casinos primarily located in other areas of Asia, such as Resorts World Sentosa and Marina Bay Sands which opened in February and April 2010, respectively, in Singapore, Genting Highlands Resort located outside of Kuala Lumpur, Malaysia and casinos in the Philippines. Wynn Macau also encounters competition from other major gaming centers located around the world, including Australia and Las Vegas, cruise ships in Asia that offer gaming, and other casinos throughout Asia. Further, if current efforts to legalize gaming in other Asian countries are successful, Wynn Macau will face additional regional competition.

Gaming Promoters

A signifi cant amount of our casino play is brought to us by gaming promoters. Gaming promoters have historically played a critical role in the Macau gaming market and are important to our casino business.

Gaming promoters introduce premium VIP players to Wynn Macau and often assist those clients with their travel and entertainment arrangements. In addition, gaming promoters often grant credit to their players. In exchange for their services, Wynn Macau generally pays the gaming promoters a percentage of the gross gaming win generated by each gaming promoter. Approximately 80% of these commissions are netted against casino revenues, because such commissions approximate the amount of the commission returned to the VIP players by the gaming promoters, and approximately 20% of these commissions are included in other operating expenses, which approximate the amount of the commission ultimately retained by the gaming promoters for their compensation. The total amount of commissions paid to these promoters and netted against casino revenues were HK$3.8 billion and HK$2.6 billion for the six months ended 30 June 2011 and 2010, respectively. Commissions increased 47.4% for the six months ended 30 June 2011 compared to the six months ended 30 June 2010, due to increased volumes of play generated by gaming promoters and the addition of two new gaming promoters. Additionally, gaming promoters each receive a monthly complimentary allowance based on a percentage of the turnover their clients generate.

Interim Report 2011 9

Management Discussion and Analysis

The allowance is available for room, food and beverage and other products and services for discretionary use with clients. We typically advance commissions to gaming promoters at the beginning of each month to facilitate their working capital requirements. These advances are provided to a gaming promoter and are offset by the commissions earned by such gaming promoter during the applicable month. The aggregate amounts of exposure to our gaming promoters, which is the difference between commissions advanced to each individual gaming promoter, and the commissions payable to each such gaming promoter, were HK$361.4 million and HK$61.2 million as at 30 June 2011 and 2010, respectively. These outstanding commissions were cleared no later than the fi fth day of the succeeding month and prior to the advancement of any further funds to a gaming promoter. We believe we have developed strong relationships with our gaming promoters. Our commission percentages have remained stable throughout our operating history.

Premium Credit Play

We selectively extend credit to players contingent upon our marketing team’s knowledge of the players, their fi nancial background and payment history. We follow a series of credit procedures and require from each credit recipient various signed documents that are intended to ensure among other things that, if permitted by applicable law, the debt can be legally enforced in the jurisdiction where the player resides. In the event the player does not reside in a jurisdiction where gaming debts are legally enforceable, we often can assert jurisdiction over assets the player maintains in jurisdictions where gaming debts are recognized. In addition, we typically require a check in the amount of the applicable credit line from credit players, collateralizing the credit we grant to a player.

Number and Mix of Table Games and Slot Machines

The mix of VIP table games, mass table games and slot machines in operation at our resort changes from time to time as a result of marketing and operating strategies in response to changing market demand and industry competition. The shift in the mix of our games will affect casino profi tability.

10 Wynn Macau, Limited

Management Discussion and Analysis

ADJUSTED EBITDA

Adjusted EBITDA is earnings before fi nance costs, taxes, depreciation, amortization, pre-opening costs, property charges and other, share-based payments, and other non-operating income/ (expense). Adjusted EBITDA is presented exclusively as a supplemental disclosure because our Directors believe that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Our Adjusted EBITDA presented herein also differs from the Adjusted EBITDA presented by Wynn Resorts, Limited for its Macau segment in its fi lings with the SEC, primarily due to the inclusion of royalty fees, adjustments for IFRS differences with U.S. GAAP, corporate support services and other support services in arriving at operating profi t.

The following table sets forth a quantitative reconciliation of Adjusted EBITDA to its most directly comparable IFRS measurement, operating profi t, for the six months ended 30 June 2011 and 2010.

For the Six Months Ended

30 June

2011 2010

HK$ HK$

(in thousands)

Operating profi t 2,483,282 2,059,591

Add

Depreciation and amortization 540,572 445,363

Pre-opening costs(1) — 54,571

Property charges and other 849,311 22,945

Share-based payments 24,957 23,302

Wynn Macau, Limited corporate expenses 11,374 13,135

Adjusted EBITDA 3,909,496 2,618,907

Note:

Pre-opening costs for the six months ended 30 June 2010 consisted primarily of payroll attributable to staff engaged in the start-up operations of Encore which opened on 21 April 2010.

Interim Report 2011 11

Management Discussion and Analysis

REVIEW OF HISTORICAL OPERATING RESULTS

Summary Breakdown Table

The following table presents certain selected statement of comprehensive income line items and certain other data.

For the Six Months Ended

30 June

2011 2010

HK$ HK$

(in thousands, except for

averages, daily win fi gures

and number of tables and slot

machines)

Total casino revenues(1) 13,510,030 9,510,861

Rooms(2) 65,865 57,022

Food and beverage(2) 94,198 76,033

Retail and other(2) 667,690 496,037

Total operating revenues 14,337,783 10,139,953

VIP table games turnover 482,143,692 325,643,185

VIP gross table games win(1) 13,482,862 9,671,634

Mass market table games drop 10,684,063 8,362,061

Mass market gross table games win(1) 2,973,669 1,883,437

Slot machine handle 23,096,469 15,450,526

Slot machine win(1) 1,151,661 753,167

Average number of gaming tables(3) 475 417

Daily gross win per gaming table(4) 191,411 152,976

Average number of slots(3) 1,026 1,180

Average daily win per slot(4) 6,202 3,526

12 Wynn Macau, Limited

Management Discussion and Analysis

Notes:

Total casino revenues do not equal the sum of “VIP gross table games win,” “mass market gross table games win” and “slot machine win” because gross table games win is calculated before commissions and discounts, and only recorded as revenues after the relevant commissions and discounts have been deducted. The following table presents a reconciliation of the sum of “VIP gross table games win,” “mass market gross table games win” and “slot machine win” to total casino revenues.

For the Six Months Ended

30 June

2011 2010

HK$ HK$

(in thousands)

VIP gross table games win 13,482,862 9,671,634

Mass market gross table games win 2,973,669 1,883,437

Slot machine win 1,151,661 753,167

Poker revenues 62,118 48,093

Commissions and discounts (4,160,280) (2,845,470)

Total casino revenues 13,510,030 9,510,861

Promotional allowances are excluded from revenues in the accompanying condensed consolidated statement of comprehensive income prepared in accordance with IFRS. Management also evaluates non-casino revenues on an adjusted basis.

The following table presents a reconciliation of net non-casino revenues as reported in our condensed consolidated statement of comprehensive income to gross non-casino revenues calculated on the adjusted basis. The adjusted non-casino revenues as presented below are used for management reporting purposes and are not representative of revenues as determined under IAS 18.

Interim Report 2011 13

Management Discussion and Analysis

For the Six Months Ended

30 June

2011 2010

HK$ HK$

(in thousands)

Room revenues 65,865 57,022

Promotional allowances 372,842 230,489

Adjusted room revenues 438,707 287,511

Food and beverage revenues 94,198 76,033

Promotional allowances 252,289 170,595

Adjusted food and beverage revenues 346,487 246,628

Retail and other revenues 667,690 496,037

Promotional allowances 16,404 7,130

Adjusted retail and other revenues 684,094 503,167

For purposes of this table, we calculate average number of gaming tables and average number of slots as the average numbers of gaming tables and slot machines in service on each day in the period.

Daily gross win per gaming table and daily win per slot are presented in this table on the basis of the average number of gaming tables and average number of slots, respectively, over the number of days Wynn Macau and Encore were open in the applicable period. In addition, the total table games win fi gures used herein do not correspond to casino revenues fi gures in our fi nancial information, because fi gures in our fi nancial information are calculated net of commissions and discounts and the total table games win herein is calculated before commissions and discounts.

Discussion of Results of Operations

Financial results for the six months ended 30 June 2011 compared to fi nancial results for the six months ended 30 June 2010

Our results of operations for the periods presented are not comparable as the six months ended 30 June 2011 include the operations of Encore for the full period whereas the six months ended 30 June 2010 only included the operations of Encore from its opening on 21 April 2010 through 30 June 2010.

14 Wynn Macau, Limited

Management Discussion and Analysis

Operating Revenues

Total operating revenues increased by 41.4% from HK$10.1 billion in the six months ended 30 June 2010 to HK$14.3 billion in the six months ended 30 June 2011. We believe this increase was due to a combination of factors, including increased visitation and overall gaming volumes in Macau during the fi rst half of 2011, as well as the opening of Encore on 21 April 2010.

Casino Revenues

Casino revenues increased by 42.0%, from HK$9.5 billion (93.8% of total operating revenues) in the six months ended 30 June 2010 to HK$13.5 billion (94.2% of total operating revenues) in the six months ended 30 June 2011. The components and reasons are as follows:

VIP casino gaming operations. VIP gross table games win increased by 39.4%, from HK$9.7 billion in the six months ended 30 June 2010 to HK$13.5 billion in the six months ended 30 June 2011. VIP table games turnover increased by 48.1%, from HK$325.6 billion in the six months ended 30 June 2010 to HK$482.1 billion in the six months ended 30 June 2011. VIP gross table games win as a percentage of turnover (calculated before discounts and commissions) was 2.97% in the six months ended 30 June 2010 compared to 2.80% in the six months ended 30 June 2011 (win percentages are within the expected range of 2.7% to 3.0%). On 21 April 2010, we added 37 VIP tables with the opening of Encore which helped drive some of the growth in our VIP segment during the six months ended 30 June 2011 compared to the prior year.

Mass market casino gaming operations. Mass market gross table games win increased by 57.9%, from HK$1.9 billion in the six months ended 30 June 2010 to HK$3.0 billion in the six months ended 30 June 2011. Mass market table games drop increased by 27.8%, from HK$8.4 billion in the six months ended 30 June 2010 to HK$10.7 billion in the six months ended 30 June 2011. The mass market gross table games win percentage (calculated before discounts) was 22.5% in the six months ended 30 June 2010 compared to 27.8% in the six months ended 30 June 2011, which was within the expected win percentage range of 26% to 28%. We have increased our expected mass market range to 26%-28% based on our experience since the opening of Encore.

Slot machine gaming operations. Slot machine win increased by 52.9% from HK$753.2 million in the six months ended 30 June 2010 to HK$1.2 billion in the six months ended 30 June 2011. Slot machine handle increased by 49.5%, from HK$15.5 billion in the six months ended 30 June 2010 to HK$23.1 billion in the six months ended 30 June 2011. The increases resulted primarily from increased visitation to our resort and the opening of Encore in April 2010. Consequently, total gross slot win increased and slot machine win per unit per day increased by 75.9% from HK$3,526 in the six months ended 30 June 2010 to HK$6,202 in the six months ended 30 June 2011.

Interim Report 2011 15

Management Discussion and Analysis

Non-casino Revenues

Net non-casino revenues, which include rooms, food and beverage and retail and other revenues, increased by 31.6%, from HK$629.1 million (6.2% of total operating revenues) in the six months ended 30 June 2010 to HK$827.8 million (5.8% of total operating revenues) in the six months ended 30 June 2011. The increase in revenues was largely due to stronger retail sales in the six months ended 30 June 2011 and the opening of Encore in April 2010.

Room. Our room revenues, which exclude promotional allowances in our condensed consolidated statement of comprehensive income, increased by 15.5% from HK$57.0 million in the six months ended 30 June 2010 to HK$65.9 million in the six months ended 30 June 2011. The increase is due to the 414 additional suites added with the addition of Encore in April 2010 and the increase in average daily room rate and occupancy rate compared to the prior year.

Management also evaluates room revenues on an adjusted basis which include promotional allowances. Adjusted room revenues including promotional allowances increased by 52.6% from HK$287.5 million in the six months ended 30 June 2010 to HK$438.7 million in the six months ended 30 June 2011.

The following table presents additional information about our adjusted room revenues (which include promotional allowances):

Adjusted room revenues information

For the Six Months Ended

30 June

2011 2010

Adjusted Average Daily Rate (includes promotional allowances of HK$2,063 in the six months ended 30 June 2011 and

HK$1,782 in the six months ended 30 June 2010) HK$2,418 HK$2,216

Occupancy 89.6% 85.0%

Adjusted REVPAR (includes promotional allowances

of HK$1,848 in the six months ended 30 June 2011 and

HK$1,514 in the six months ended 30 June 2010) HK$2,166 HK$1,884

16 Wynn Macau, Limited

Management Discussion and Analysis

Food and beverage. Food and beverage revenues, which exclude promotional allowances in our condensed consolidated statement of comprehensive income, totaled HK$94.2 million in the six months ended 30 June 2011, a 23.9% increase from the six months ended 30 June 2010 revenues of HK$76.0 million. The increase refl ects higher business volumes and the opening of Encore in April 2010.

Management also evaluates food and beverage revenues on an adjusted basis including promotional allowances. Food and beverage revenues in the six months ended 30 June 2011, adjusted to include these promotional allowances were HK$346.5 million, a 40.5% increase from the six months ended 30 June 2010 adjusted revenues of HK$246.6 million refl ecting the increase in business volumes and the opening of Encore in April 2010.

Retail and other. Our retail and other revenues, which exclude promotional allowances in our condensed consolidated statement of comprehensive income, increased by 34.6%, from HK$496.0 million in the six months ended 30 June 2010 to HK$667.7 million in the six months ended 30 June 2011. The increase was due primarily to increased same-store sales and new outlets at Encore including Chanel, Piaget and Cartier.

Management also evaluates retail and other revenues on an adjusted basis which includes promotional allowances. Adjusted retail and other revenues including promotional allowances increased by 36.0% from HK$503.2 million in the six months ended 30 June 2010 to HK$684.1 million in the six months ended 30 June 2011, refl ecting the increased same-store sales and the new outlets at Encore.

Operating Costs and Expenses

Gaming taxes and premiums. Gaming taxes and premiums increased by 42.5%, from HK$4.9 billion in the six months ended 30 June 2010 to HK$7.0 billion in the six months ended 30 June 2011. This increase was due to increased gross gaming win from the six months ended 30 June 2011 compared to the six months ended 30 June 2010. Wynn Macau is subject to a 35% gaming tax on gross gaming win. In addition, Wynn Macau is also required to pay 4% of its gross gaming win as contributions for public development and social facilities.

Staff costs. Staff costs increased by 16.7%, from HK$879.2 million in the six months ended 30 June 2010 to HK$1,026.1 million in the six months ended 30 June 2011. The increase was primarily due to the hiring of additional staff for Encore.

Interim Report 2011 17

Management Discussion and Analysis

Other operating expenses. Other operating expenses increased by 34.0%, from HK$1.8 billion in the six months ended 30 June 2010 to HK$2.5 billion in the six months ended 30 June 2011. The increase in other operating costs was primarily due to the opening of Encore.

Depreciation and amortization. Depreciation and amortization increased by 21.4% from HK$445.4 million in the six months ended 30 June 2010 to HK$540.6 million in the six months ended 30 June 2011. This increase was primarily due to the impact of assets placed in service with the opening of Encore in April 2010.

Property charges and other. Property charges and other increased from HK$22.9 million in the six months ended 30 June 2010 to HK$849.3 million in the six months ended 30 June 2011. Included in property charges and other for the six months ended 30 June 2011 is a charge of HK$831.1 million refl ecting the present value of a charitable contribution made by WRM to the University of Macau Development Foundation. This contribution consists of a MOP200.0 million (approximately HK$194.2 million) payment made in May 2011, and a commitment for additional donations of MOP80.0 million (approximately HK$77.7 million) each year for the calendar years 2012 through 2022 inclusive, for a total of MOP1,080.0 million (approximately HK$1,048.5 million). The amount refl ected in our accompanying condensed consolidated statement of comprehensive income has been discounted using our current estimated borrowing rate over the time period of the remaining committed payments. Other charges in each period represent gain/loss on the sale of equipment as well as costs related to assets retired or abandoned as a result of renovating certain assets of Wynn Macau in response to customer preferences and changes in market demand.

As a result of the foregoing, total operating costs and expenses increased by 46.7%, from HK$8.1 billion in the six months ended 30 June 2010 to HK$11.9 billion in the six months ended 30 June 2011.

Finance Revenues

Finance revenues increased from HK$0.3 million in the six months ended 30 June 2010 to HK$9.9 million in the six months ended 30 June 2011. During 2011 and 2010, our short-term investment strategy has been to preserve capital while retaining suffi cient liquidity. While we have recently invested in certain corporate debt securities which contributed to the increase in interest income, the majority of our short-term investments are primarily in time deposits with a maturity of three months or less.

18 Wynn Macau, Limited

Management Discussion and Analysis

Finance Costs

Finance costs increased by 26.9%, from HK$107.1 million in the six months ended 30 June 2010 to HK$135.9 million in the six months ended 30 June 2011. Finance costs increased in the six months ended 30 June 2011 primarily due to the reduction in capitalized interest for Encore which opened in April 2010, offset in part by the reduction in amounts outstanding under the revolver component of the Wynn Macau Credit Facility and lower interest rates in 2011 compared to 2010.

Interest Rate Swaps

As required under the terms of our various credit facilities, we have entered into agreements which swap a portion of the interest on our loans from fl oating to fi xed rates. These transactions do not qualify for hedge accounting.

Changes in the fair value of our interest rate swaps are recorded as an increase or decrease in swap fair value during each period. We recorded a gain of HK$46.7 million for the six months ended 30 June 2011 resulting from the increase in the fair value of our interest rate swaps in the six months ended 30 June 2011. We recorded an expense of HK$5.6 million in the six months ended 30 June 2010 resulting from the decrease in the fair value of our interest rate swaps in the six months ended 30 June 2010.

Income Tax Expense

For the six months ended 30 June 2011, our income tax expense was HK$3.5 million compared to an income tax expense of HK$36.1 million in the six months ended 30 June 2010. Our current tax expense for the six months ended 30 June 2011 primarily relates to the current tax expense of our subsidiaries owning WRM’s shares under the WRM Shareholder Dividend Tax Agreement. In the six months ended 30 June 2010, our income tax expense mainly related to the amount accrued for the WRM Shareholder Dividend Tax Agreement and a deferred tax expense recorded by WRM resulting from derecognizing certain deferred tax assets.

Net Profi t Attributable to Owners of the Company

As a result of the foregoing, net profi t attributable to owners of the Company increased by 26.5%, from HK$1.9 billion in the six months ended 30 June 2010 to HK$2.4 billion in the six months ended 30 June 2011.

Interim Report 2011 19

Management Discussion and Analysis

LIQUIDITY AND CAPITAL RESOURCES

Capital Resources

Since Wynn Macau opened in 2006, we have generally funded our working capital and recurring expenses as well as capital expenditures from cash fl ow from operations and cash on hand.

Our cash balances as at 30 June 2011 were HK$7.5 billion. Such cash is available for operations, new development activities, enhancements to Wynn Macau and Encore and general corporate purposes.

In addition, as at 30 June 2011, we had HK$7.7 billion available to draw under the Wynn Macau Credit Facilities.

Investments

As at 30 June 2011, the Group had net investments in Offshore RMB denominated debt securities with maturities of up to three years that amounted to Offshore RMB214.3 million (approximately HK$257.8 million) compared to nil as at 31 December 2010.

20 Wynn Macau, Limited

Management Discussion and Analysis

Gearing Ratio

The gearing ratio is a key indicator of our Group’s capital structure. The gearing ratio is net debt divided by total capital plus net debt. The table below presents the calculation of our gearing ratio as at 30 June 2011 and 31 December 2010.

As at

30 June 31 December

2011 2010

HK$ HK$

(in thousands)

Interest bearing loans and borrowings, net 4,191,496 4,949,703

Accounts payable 1,104,258 1,018,016

Other payables and accruals 5,118,307 3,665,441

Amounts due to related companies 206,839 235,922

Other liabilities, net of uncertain tax position 146,556 23,794

Less: cash and cash equivalents (7,483,917) (3,819,163)

Net debt 3,283,539 6,073,713

Equity 6,735,039 4,297,089

Total capital 6,735,039 4,297,089

Capital and net debt 10,018,578 10,370,802

Gearing ratio 32.8% 58.6%

Interim Report 2011 21

Management Discussion and Analysis

Cash Flows

The following table presents a summary of the Group’s cash fl ows for the six months ended 30 June 2011 and 2010.

For the Six Months Ended

30 June

2011 2010

HK$ HK$

(in millions)

Net cash generated from operating activities 4,948.1 2,789.1

Net cash used in investing activities (393.0) (818.4)

Net cash used in fi nancing activities (890.4) (2,968.8)

Net increase/(decrease) in cash and cash equivalents 3,664.7 (998.1)

Cash and cash equivalents at beginning of period 3,819.2 5,229.0

Cash and cash equivalents at end of period 7,483.9 4,230.9

Net cash generated from operating activities

Our net cash generated from operating activities is primarily affected by operating profi t generated by our Macau Operations as a result of increased casino revenues, continued costs control, and benefi ts from changes in working capital. Net cash from operating activities was HK$4.9 billion in the six months ended 30 June 2011 compared to HK$2.8 billion in the six months ended 30 June 2010.

Operating profi t was HK$2.5 billion for the six months ended 30 June 2011 compared to HK$2.1 billion for the six months ended 30 June 2010.

22 Wynn Macau, Limited

Management Discussion and Analysis

Net cash used in investing activities

Net cash used in investing activities was HK$393.0 million in the six months ended 30 June 2011, compared to net cash used in investing activities of HK$818.4 million in the six months ended 30 June 2010.

Capital expenditures were HK$141.0 million for the six months ended 30 June 2011, and related primarily to renovation projects to enhance and refi ne the Macau Operations. Capital expenditures for the six months ended 30 June 2010 were HK$771.9 million and related primarily to the construction of Encore.

Net cash used in fi nancing activities

Net cash used in fi nancing activities was HK$890.4 million during the six months ended 30 June 2011 compared to HK$3.0 billion during the six months ended 30 June 2010.

The difference between net cash fl ow used in 2011 compared to 2010 is primarily due to a HK$2.9 billion repayment of the senior revolving credit facility under Wynn Macau Credit Facilities made in 2010 compared to a HK$779.5 million repayment of the facilities made in 2011.

Indebtedness

The following table presents a summary of our indebtedness as at 30 June 2011 and 31 December 2010.

Indebtedness information

As at

30 June 31 December

2011 2010

HK$ HK$

(in thousands)

Senior revolving credit facility — 779,521

Senior term loan facility 4,287,223 4,287,283

Total 4,287,223 5,066,804

The Group had approximately HK$7.7 billion available to draw under the Wynn Macau Credit Facilities as at 30 June 2011.

Interim Report 2011 23

Management Discussion and Analysis

Wynn Macau Credit Facilities

Overview

As at 30 June 2011, WRM’s credit facilities consisted of HK$12.0 billion in a combination of Hong Kong dollar and U.S. dollar facilities, including a HK$4.3 billion fully funded senior term loan facility and a HK$7.7 billion senior revolving credit facility. The facilities may be used for a variety of purposes, including further enhancements at our resort, investments in other projects in Macau and general corporate purposes.

We have the ability to increase secured debt under the Wynn Macau Credit Facilities by up to an additional US$50 million (approximately HK$389.3 million).

As at 30 June 2011, we had total bank and other borrowings under the Wynn Macau Credit Facilities of HK$4.3 billion, of which HK$1.2 billion was denominated in U.S. dollars and HK$3.1 billion was denominated in Hong Kong dollars.

In July 2009, as part of the Group Reorganization, WRM requested and obtained from its syndicate lenders under the Wynn Macau Credit Facilities certain consents necessary to permit the Group Reorganization. As a result, WM Cayman Holdings Limited II became the highest level obligor, guarantor and chargor under the Wynn Macau Credit Facilities and Wynn Group Asia, Inc. ceased to be an obligor, guarantor or chargor under the Wynn Macau Credit Facilities.

The Company is not a party to the Wynn Macau Credit Facilities and has no rights or obligations thereunder.

Principal and Interest

The term loans under the Wynn Macau Credit Facilities mature in June 2014, and the revolving loans under the Wynn Macau Credit Facilities mature in June 2012. The principal amount of the term loans is required to be repaid in quarterly installments, commencing in September 2011. Borrowings under the Wynn Macau Credit Facilities bore interest at LIBOR or HIBOR plus a margin of 1.75%, through 30 September 2010. Commencing in the fourth quarter of 2010, the revolving loans, the hotel facility of the term loan and tranches A and B of the project facility of the term loan are subject to a margin of 1.25% to 2.00% depending on the Group’s leverage ratio at the end of each quarter. Tranche C of the project facility of the term loan remains subject to a margin of 1.75%. As at 30 June 2011, the weighted average margin is 1.29%.

24 Wynn Macau, Limited

Management Discussion and Analysis

General Covenants

The Wynn Macau Credit Facilities contain customary covenants restricting certain activities of the obligor group (WM Cayman Holdings Limited II and all of its subsidiaries except Palo Real Estate Company Limited), which does not include the Company, including, but not limited to, the incurrence of additional indebtedness, the incurrence or creation of liens on property, sale and leaseback transactions, the ability to dispose of assets and the making of loans or certain other investments, entering into mergers, consolidations, liquidations or amalgamations, forming or acquiring subsidiaries, amending, modifying or terminating certain material contracts, permits and governing documents, entering into certain transactions with affi liates, changing fi scal periods, entering into business activities other than certain permitted activities, and selling or discounting receivables, in each case, subject to certain permitted exceptions.

Financial Covenants

The Wynn Macau Credit Facilities fi nancial covenants require WRM to maintain a Leverage Ratio, as defi ned in the Wynn Macau Credit Facilities, of not greater than 3.75 to 1 as at 30 June 2011, and an Interest Coverage Ratio, as defi ned in the Wynn Macau Credit Facilities, of not less than 2 to 1. Management believes that the Group was in compliance with all covenants as at 30 June 2011. Going forward, the Group is required to maintain a Leverage Ratio not greater than 3.75 to 1 for the quarterly reporting period ending 30 September 2011 and 3.50 to 1 for the quarterly reporting period ending 31 December 2011. The Interest Coverage Ratio requirement remains at not less than 2 to 1 for all 2011 reporting periods.

Compliance with Covenants

The Directors confi rm that there is no material non-compliance with the fi nancial covenants or general covenants contained in the Wynn Macau Credit Facilities.

Mandatory Prepayment

The Wynn Macau Credit Facilities contain mandatory prepayment provisions, which include, among other matters, prepayment of 50% of Excess Cash Flow, as defi ned in the Wynn Macau Credit Facilities, if WRM’s Leverage Ratio is greater than 4 to 1 for any reporting period. For the six months ended 30 June 2011 and 30 June 2010, the Excess Cash Flow prepayment did not apply as WRM’s Leverage Ratio was not in excess of 4 to 1 for either period.

Interim Report 2011 25

Management Discussion and Analysis

Dividend Restrictions

WRM and certain of its affi liates are subject to restrictions on payment of dividends or distributions or other amounts to their shareholders or to other affi liates, unless certain fi nancial and non-fi nancial criteria have been satisfi ed. Provided certain conditions are met, WRM is permitted to pay dividends. The conditions to be satisfi ed for the payment of dividends include:

Compliance with applicable legal requirements;

No event of default occurring under the Wynn Macau Credit Facilities;

Compliance with the applicable fi nancial covenants; and

Such dividends may be made once in each fi scal quarter (and in respect of the fi rst fi scal quarter in a fi scal year, only after borrowings under the Wynn Macau Credit Facilities have been prepaid to the extent required by the application of the excess cash fl ow mandatory prepayment provisions).

WRM is currently in compliance with all requirements, namely satisfaction of its Leverage Ratio, which must be met in order to pay dividends and is presently able to pay dividends in accordance with the Wynn Macau Credit Facilities.

Events of Default

The Wynn Macau Credit Facilities contain customary events of default, such as failure to pay, breach of covenants, initiation of insolvency proceedings, material adverse effect and cross default provisions. Events of default also include certain breaches of the terms of the Concession Agreement, and the taking of certain formal measures or administrative intervention by the Macau government in respect of the Concession Agreement or the concession for the land on which Wynn Macau is located. The situations triggering an event of default related to WRL’s ownership and control of WRM under the Wynn Macau Credit Facilities have been amended and limited to the situation where Wynn Resorts, Limited ceases to own or control at least 51% of WRM (or ceases to have the ability to direct the management of WRM) pursuant to consent obtained from the relevant parties on 22 August 2011.

Security and Guarantees

Collateral for the Wynn Macau Credit Facilities consists of substantially all of the assets of WRM. Certain of our direct and indirect subsidiaries have executed guarantees and pledged their interests in WRM in support of the obligations under the Wynn Macau Credit Facilities. With respect to the Concession Agreement, the WRM lenders do have certain cure rights and consultation rights with the Macau government upon an enforcement by the lenders.

26 Wynn Macau, Limited

Management Discussion and Analysis

Second Ranking Lender

WRM is also party to a bank guarantee reimbursement agreement with Banco National Ultramarino S.A. to secure a guarantee in favor of the Macau government as required under the Concession Agreement. The amount of this guarantee is MOP300 million (approximately HK$291.3 million) and it lasts until 180 days after the end of the term of the Concession Agreement. The guarantee assures WRM’s performance under the Concession Agreement, including the payment of certain premiums, fi nes and indemnities for breach. The guarantee is secured by a second priority security interest in the same collateral package securing the Wynn Macau Credit Facilities.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Market risk is the risk of loss arising from adverse changes in market rates and conditions, such as infl ation, interest rates, and foreign currency exchange rates.

Foreign Exchange Risks

The fi nancial statements of foreign operations are translated into Hong Kong dollars, the Group’s functional and presentation currency, for incorporation into the condensed consolidated fi nancial information. The majority of our assets and liabilities are denominated in U.S. dollars, Hong Kong dollars, Macau patacas and Offshore RMB, and there are no signifi cant assets and liabilities denominated in other currencies. Assets and liabilities are translated at the prevailing foreign exchange rates in effect at the end of the reporting period. Income, expenditures and cash fl ow items are measured at the actual foreign exchange rates or average foreign exchange rates for the period. The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. The Macau pataca is pegged to the Hong Kong dollar, and in many cases the two currencies are used interchangeably in Macau. However, the exchange linkages of the Hong Kong dollar and the Macau pataca, and the Hong Kong dollar to the U.S. dollar, are subject to potential changes due to, among other things, changes in governmental policies and international economic and political developments. In particular, our Group is exposed to foreign exchange risk arising primarily with respect to the Offshore RMB, which does not have pegged exchange linkages to the U.S. dollar, Hong Kong dollar or Macau pataca.

Interim Report 2011 | 27

Management Discussion and Analysis

Interest Rate Risks

One of our primary exposures to market risk is interest rate risk associated with our credit facilities, which bear interest based on floating rates. We attempt to manage interest rate risk by managing the mix of long-term fixed rate borrowings and variable rate borrowings supplemented by hedging activities as considered necessary. We cannot assure you that these risk management strategies will have the desired effect, and interest rate fluctuations could have a negative impact on our results of operations.

As at 30 June 2011, the Group had three interest rate swaps intended to manage a portion of the underlying interest rate risk on borrowings under the Wynn Macau Credit Facilities. Under the first swap agreement, the Group pays a fixed interest rate of 3.63% on U.S. dollar borrowings of approximately US$153.8 million (approximately HK$1.2 billion) incurred under the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable LIBOR at the time of payment. Under the second swap agreement, the Group pays a fixed interest rate of 3.39% on Hong Kong dollar borrowings of approximately HK$991.6 million incurred under the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable HIBOR at the time of payment. Based on the applicable margin of the Wynn Macau Credit Facilities, as at 30 June 2011, these interest rate swaps fix the interest rates on the U.S. dollar and the Hong Kong dollar borrowings at approximately 4.88% to 5.38% and 4.64%, respectively. Both agreements terminate at the end of August 2011.

Under the third swap agreement, the Group pays a fixed interest rate of 2.15% on borrowings of approximately HK$2.3 billion incurred under the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable HIBOR at the time of payment. As at 30 June 2011, this interest rate swap fixes the interest rate on HK$2.3 billion of borrowings under the Wynn Macau Credit Facilities at approximately 3.40%. This interest rate swap agreement will terminate in June 2012.

28 Wynn Macau, Limited

Management Discussion and Analysis

The carrying values of these interest rate swaps on the condensed consolidated statement of fi nancial position approximates their fair values. The fair value approximates the amount the Group would pay if these contracts were settled at the respective valuation dates. Fair value is estimated based upon current, and predictions of future interest rate levels along a yield curve, the remaining duration of the instruments and other market conditions and, therefore, is subject to signifi cant estimation and a high degree of variability of fl uctuation between periods. We adjust this amount by applying a non-performance valuation, considering our creditworthiness or the creditworthiness of our counterparties at each settlement date, as applicable. These transactions do not qualify for hedge accounting. Accordingly, changes in the fair values during the six months ended 30 June 2011 and 2010, were charged to the condensed consolidated statement of comprehensive income.

Our liabilities under the swap agreements are secured by the same collateral package securing the Wynn Macau Credit Facilities.

OFF BALANCE SHEET ARRANGEMENTS

We have not entered into any transactions with special purpose entities nor do we engage in any transactions involving derivatives except for interest rate swaps. We do not have any retained or contingent interest in assets transferred to an unconsolidated entity.

OTHER LIQUIDITY MATTERS

We expect to fund our operations and capital expenditure requirements from operating cash fl ows, cash on hand and availability under the Wynn Macau Credit Facilities. However, we cannot be sure that operating cash fl ows will be suffi cient for those purposes. We may refi nance all or a portion of our indebtedness on or before maturity. We cannot be sure that we will be able to refi nance any of the indebtedness on acceptable terms or at all.

New business developments (including our development of a project in Cotai) or other unforeseen events may occur, resulting in the need to raise additional funds. There can be no assurances regarding the business prospects with respect to any other opportunity. Any other development would require us to obtain additional fi nancing.

Interim Report 2011 29

Management Discussion and Analysis

In the ordinary course of business, in response to market demands and client preferences, and in order to increase revenues, we have made and will continue to make enhancements and refi nements to our resort. We have incurred and will continue to incur capital expenditures related to these enhancements and refi nements.

Taking into consideration our fi nancial resources, including our cash and cash equivalents, internally generated funds and availability under the Wynn Macau Credit Facilities, we believe that we have suffi cient liquid assets to meet our working capital and operating requirements for the following 12 months.

RELATED PARTY TRANSACTIONS

For details of the related party transactions, see note 19 to the Interim Financial Information. Our Directors confi rm that all related party transactions are conducted on normal commercial terms, and that their terms are fair and reasonable.

30 Wynn Macau, Limited

Directors and Senior Management

OUR DIRECTORS

The following table presents certain information in respect of the members of our Board.

Members of our Board

Name Age Position Date of Appointment

Stephen A. Wynn 69 Chairman of the Board, 16 September 2009

Executive Director, Chief

Executive Offi cer and

President

Linda Chen 44 Executive Director and 16 September 2009

Chief Operating Offi cer

Ian Michael Coughlan 52 Executive Director 16 September 2009

Kazuo Okada 68 Non-executive Director 16 September 2009

Marc D. Schorr 63 Non-executive Director 16 September 2009

Allan Zeman, GBM, GBS, JP 63 Vice-chairman of the Board 16 September 2009 and Non-executive Director

Jeffrey Kin-fung Lam, SBS, JP 59 Independent Non-executive 16 September 2009

Director

Bruce Rockowitz 52 Independent Non-executive 16 September 2009

Director

Nicholas Sallnow-Smith 61 Independent Non-executive 16 September 2009

Director

Executive Directors

Mr. Stephen A. Wynn, aged 69, has been a Director of the Company since its inception and an executive Director, the Chairman of the Board of Directors, Chief Executive Offi cer and President of the Company since 16 September 2009. Mr. Wynn has served as Director, Chairman and Chief Executive Offi cer of WRM since October 2001. Mr. Wynn has also served as Chairman and Chief Executive Offi cer of Wynn Resorts, Limited since June 2002. Mr. Wynn has over 40 years of experience in the gaming casino industry. From April 2000 to September 2002, Mr. Wynn was the managing member of Valvino Lamore, LLC, the predecessor and a current wholly owned subsidiary of Wynn Resorts, Limited. Mr. Wynn also serves as an offi cer and/or director of several subsidiaries

Interim Report 2011 31

Directors and Senior Management

of Wynn Resorts, Limited. Mr. Wynn served as Chairman, President and Chief Executive Offi cer of Mirage Resorts, Inc. and its predecessor, Golden Nugget Inc., between 1973 and 2000. Mr. Wynn developed and opened The Mirage, Treasure Island and Bellagio in 1989, 1993 and 1998, respectively. Mr. Wynn has also served as an outside director of Monaco QD International Hotels and Resort Management since December 2010. In 2011, Barron’s ranked Mr. Wynn as one of the world’s 30 best CEOs.

Ms. Linda Chen, aged 44, has been an executive Director and the Chief Operating Offi cer of the Company since 16 September 2009 and Chief Operating Offi cer of WRM since June 2002. Ms. Chen is responsible for the marketing and strategic development of WRM. Ms. Chen is also a director of Wynn Resorts, Limited and President of WIML. In these positions, she is responsible for the set-up of international marketing operations of Wynn Resorts, Limited. Prior to joining the Group, Ms. Chen was Executive Vice President — International Marketing at MGM Mirage, a role she held from June 2000 until May 2002, and was responsible for the international marketing operations for MGM Grand, Bellagio and The Mirage. Prior to this position, Ms. Chen served as the Executive Vice President of International Marketing for Bellagio and was involved with its opening in 1998. She was also involved in the opening of the MGM Grand in 1993 and The Mirage in 1989. Ms. Chen is also a member of the Nanjing Committee of the Chinese People’s Political Consultative Conference (Macau). Ms. Chen holds a Bachelor of Science Degree in Hotel Administration from Cornell University in 1989 and completed the Stanford Graduate School of Business Executive Development Program in 1997.

Mr. Ian Michael Coughlan, aged 52, has been an executive Director of the Company since 16 September 2009. Mr. Coughlan is also the President of WRM, a position he has held since July 2007. In this role, he is responsible for the entire operation and development of Wynn Macau. Prior to this role, Mr. Coughlan was Director of Hotel Operations — Worldwide for Wynn Resorts, Limited. Mr. Coughlan has over 30 years of hospitality experience with leading hotels across Asia, Europe and the United States. Before joining Wynn Resorts, Limited, he spent ten years with The Peninsula Group, including posts as General Manager of The Peninsula Hong Kong from September 2004 to January 2007, and General Manager of The Peninsula Bangkok from September 1999 to August 2004. His previous assignments include senior management positions at The Oriental Singapore, and a number of Ritz-Carlton properties in the United States. Mr. Coughlan has a Diploma from Shannon College of Hotel Management, Ireland.

32 Wynn Macau, Limited

Directors and Senior Management

Non-executive Directors

Mr. Kazuo Okada, aged 68, has been a non-executive Director of the Company since 16 September 2009. Mr. Okada is also a non-executive director of Wynn Resorts, Limited and has served as Vice Chairman of the board of Wynn Resorts, Limited since October 2002. He is also a director of Wynn Las Vegas Capital Corp.

In 1969, Mr. Okada founded Universal Lease Co. Ltd., which became Aruze Corp. in 1998, a company listed on the Japanese Association of Securities Dealers Automated Quotation Securities

Exchange. In November 2009, Aruze Corp. changed its name to Universal Entertainment Corporation. Universal Entertainment Corporation is a Japanese manufacturer of pachislot and pachinko machines, amusement machines and video games for domestic sales. Mr. Okada currently serves as director and Chairman of the board of Universal Entertainment Corporation, and as director, President, Secretary and Treasurer of Aruze USA, Inc., which is a wholly owned subsidiary of Universal Entertainment Corporation and owns approximately 19.7% of Wynn Resorts, Limited.

In 1983, Mr. Okada also founded Universal Distributing of Nevada, Inc., which changed its name to Aruze Gaming America, Inc. in 2005. Aruze Gaming America, Inc. is a manufacturer and distributor of gaming machines and devices in the United States and is expanding its sales business in Asia, Australia and South Africa. Mr. Okada currently serves as director, President, Secretary and Treasurer of Aruze Gaming America, Inc.

Mr. Marc D. Schorr, aged 63, has been a non-executive Director of the Company since 16 September 2009, and also a director of WRM. He is also the Chief Operating Offi cer of Wynn Resorts, Limited, a position he has held since June 2002, and a director of WRL since 29 July 2010. Mr. Schorr has over 30 years of experience in the casino gaming industry. From June 2000 through April 2001, Mr. Schorr served as Chief Operating Offi cer of Valvino Lamore, LLC. Prior to joining the Group, Mr. Schorr was the President of The Mirage Casino-Hotel from January 1997 until May 2000 and, prior to this position, was the President and Chief Executive Offi cer of Treasure Island at The Mirage from August 1992. His experience also includes establishing a casino marketing department and a branch offi ce network throughout the United States as director of Casino Marketing for the Golden Nugget in Las Vegas in 1984 and managing the Golden Nugget in Laughlin, Nevada and its multi-million dollar expansion program in 1989 in his position as President and Chief Executive Offi cer.

Interim Report 2011 33

Directors and Senior Management

Dr. Allan Zeman, GBM, GBS, JP, aged 63, has been a Director of the Company since its inception and a non-executive Director of the Company since 16 September 2009 and is the Vice Chairman of the Company. He is also a non-executive director of Wynn Resorts, Limited, a position he has held since October 2002. Dr. Zeman founded The Colby International Group in 1975 to source and export fashion apparel to North America. In late 2000, The Colby International Group merged with Li & Fung Limited. Dr. Zeman is the Chairman of Lan Kwai Fong Holdings Limited. He is also the owner of Paradise Properties Group, a property developer in Thailand. Dr. Zeman is also Chairman of Ocean Park, a major theme park in Hong Kong.

Dr. Zeman is Vice Patron of Hong Kong Community Chest and serves as a director of the “Star” Ferry Company, Limited. Dr. Zeman also serves as an independent non-executive director of Pacifi c Century Premium Developments Limited, Sino Land Company Limited and Tsim Sha Tsui Properties Limited, all of which are listed on the Hong Kong Stock Exchange.

Dr. Zeman is a member of the Food Business Task Force for Business Facilitation Advisory Committee, the Committee on the Commission on Strategic Development, the West Kowloon Cultural District Authority (“WKCDA”), the Consultation Panel of the WKCDA, WKCDA Development Committee, WKCDA Investment Committee, and WKCDA Performing Arts Committee (of which Dr. Zeman is the Chairman). In 2001, Dr. Zeman joined the Richard Ivey School of Business’ Asian Advisory Board.

In 2001, Dr. Zeman was appointed a Justice of the Peace. He was awarded the Gold Bauhinia Star in 2004 and the Grand Bauhinia Medal in 2011.

Independent non-executive Directors

Mr. Jeffrey Kin-fung Lam, SBS, JP, aged 59, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Lam is a member of the National Committee of the Chinese People’s Political Consultative Conference, a member of the Hong Kong Legislative Council, the Chairman of the Assessment Committee of Mega Events Funds, a member of the board of the West Kowloon Cultural District Authority and a member of the Independent Commission Against Corruption’s Advisory Committee on Corruption. Mr. Lam is also a General Committee Member of the Hong Kong General Chamber of Commerce and the Vice-Chairman of The Hong Kong Shippers’ Council. In addition, Mr. Lam is an independent non-executive director of CC Land Holdings Limited,

Hsin Chong Construction Group Ltd., China Overseas Grand Oceans Group Limited and Sateri Holdings Limited, all of which are listed on the Hong Kong Stock Exchange.

34 Wynn Macau, Limited

Directors and Senior Management

In 1996, Mr. Lam was appointed Justice of the Peace and became a member of the Most Excellent Order of the British Empire. In 2004, he was awarded the Silver Bauhinia Star Award. Mr. Lam was conferred University Fellow of Tufts University in the United States and Hong Kong Polytechnic University in 1997 and in 2000, respectively.

Mr. Bruce Rockowitz, aged 52, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Rockowitz is also the Group President and Chief Executive Offi cer of Li & Fung Limited, a company listed on the Hong Kong Stock Exchange. Mr. Rockowitz has been an executive director of Li & Fung Limited since 2001 and was the co-founder and Chief Executive Offi cer of Colby International Limited, a large Hong Kong buying agent, prior to the sale of Colby International Limited to Li & Fung Limited in 2000. He is a member of the Advisory Board for the Wharton School’s Jay H Baker Retailing Initiative, an industry research center for retail at the University of Pennsylvania. He is also a board member of the Education Foundation for Fashion Industries, the private fund-raising arm of the Fashion Institute of Technology, New York, United States. In December 2008, Mr. Rockowitz was ranked fi rst by Institutional Investor for Asia’s Best CEOs in the consumer category. In the years 2010 and 2011, he was also ranked as one of the world’s 30 best CEOs by Barron’s. In addition to his position at Li & Fung, Mr. Rockowitz is the non-executive Chairman of The Pure Group, a lifestyle, fi tness and yoga group operating in Hong Kong, Singapore and Taiwan and soon to be opening in mainland China. As non-executive Chairman of The Pure Group, Mr. Rockowitz provides strategic vision and direction to the senior management of The Pure Group.

Mr. Nicholas Sallnow-Smith, aged 61, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Sallnow-Smith has also served as the Chairman and an independent non-executive director of The Link Management Limited since April 2007 and is also Chairman of the Link Management Limited’s Finance and Investment, and Nominations Committees. The Link Management Limited is the manager to the Link Real Estate Investment Trust, a company listed on the Hong Kong Stock Exchange. Mr. Sallnow-Smith is also a non-executive director of Unitech Corporate Parks Plc., a company listed on the London Stock Exchange in the Alternative Investment Market (“AIM”); an independent non-executive director of Dah Sing Financial Holdings Limited, a company listed on the Hong Kong Stock Exchange; Dah Sing Bank, Limited, a subsidiary of Dah Sing Banking Group Limited which is a company listed on the Hong Kong Stock Exchange; the Chairman of LionRock Master Fund Limited in Singapore; and a member of the Advisory Board of Winnington Group. Prior to joining The Link Management Limited, Mr. Sallnow-Smith was Chief Executive of Hongkong Land Holdings Limited from February 2000 to March 2007. He has a wide ranging fi nance background in Asia and the United Kingdom for over 30 years, including his roles as Finance Director of Hongkong Land Holdings Limited from 1998 to 2000 and as Group Treasurer of Jardine Matheson Limited from 1993 to 1998.

Interim Report 2011 | 35

Directors and Senior Management

Mr. Sallnow-Smith's early career was spent in the British Civil Service, where he worked for Her Majesty's Treasury in Whitehall, London from 1975 to 1985. During that time, he was seconded for two years to Manufacturers Hanover London, working in export finance and in their merchant banking division, Manufacturers Hanover Limited. He left the Civil Service in 1985, following a period working in the International Finance section of H. M. Treasury on Paris Club and other international debt policy matters, and spent two years with Lloyds Bank before moving into the corporate sector in 1987. Mr. Sallnow-Smith served as the Convenor of the Hong Kong Association of Corporate Treasurers in 1996 to 2000 and Chairman of the Matilda Child Development Centre. He is a director of the Hong Kong Philharmonic Society, Chairman of the Hong Kong Youth Arts Foundation, a member of the Council of the Treasury Markets Association (Hong Kong Association of Corporate Treasures Representative) and a member of the General Committee of The British Chamber of Commerce in Hong Kong. He is also the Chairman of AFS Intercultural Exchanges Ltd. in Hong Kong.

Mr. Sallnow-Smith was educated at Gonville & Caius College, Cambridge, and the University of Leicester and is a Fellow of the Association of Corporate Treasurers. He holds M.A. (Cantab) and M.A. (Soc. of Ed.) Degrees.

OUR SENIOR MANAGEMENT

The following table presents certain information concerning the senior management personnel of the Group (other than our Directors).

Senior management

Name	Age	Position
Frank Xiao	43	Senior Executive Vice President — Premium Marketing#
Jay Dee Clayton	58	Executive Vice President — Operations#
Doreen Marie Whennen	56	Executive Vice President — Hotel Operations#
Jay M. Schall	38	Senior Vice President and General Counsel*, Senior Vice President — Legal#
Robert Alexander Gansmo	41	Vice President — Chief Financial Officer#
Andre Mung Dick Ong	41	Vice President — Chief Information Officer#
Thomas Patrick Connolly	38	Vice President — Food & Beverage#
Mo Yin Mok	50	Vice President — Human Resources#

Notes:

* Position held in the Company.

\# Position held in WRM.

36 Wynn Macau, Limited

Directors and Senior Management

Mr. Frank Xiao, aged 43, is the Senior Executive Vice President — Premium Marketing of WRM, a position he has held since August 2006. Mr. Xiao is responsible for providing leadership and guidance to the marketing team and staff, developing business and promoting Wynn Macau. Prior to this position, Mr. Xiao was the Senior Executive Vice President — China Marketing for WIML and Worldwide Wynn between 2005 until 2006. Prior to joining the Group, Mr. Xiao was the Senior Vice President of Far East Marketing at MGM Grand Hotel. During his 12 years at the MGM Grand Hotel, he was promoted several times from his fi rst position as Far East Marketing Executive in 1993. Mr. Xiao holds a Bachelor of Science Degree in Hotel Administration and a Master’s Degree in Hotel Administration from the University of Nevada, Las Vegas.

Mr. Jay Dee Clayton, aged 58, is the Executive Vice President — Operations of WRM, a position he has held since May 2006. Mr. Clayton is responsible for assisting the President of the Company in providing leadership and operational direction for the development and operation of Wynn Macau, with a particular focus on gaming operations. Mr. Clayton joined the gaming industry in 1975 and has over 30 years of experience in the industry, having served at gaming companies including Del Webb, Harrah’s, Caesar’s, MGM and Mirage Resorts. Over his career, Mr. Clayton gained experience in a wide range of assignments including training and development, marketing and promotions, player development, project management and operations. Prior to joining WRM, Mr. Clayton held managerial roles at MGM Grand Detroit Casino, where he served from January 2000. Mr. Clayton served as General Manager of MGM Grand Darwin in Australia where he was the Chief Liaison between the company and Australia’s Northern Territory Racing and Gaming Authority. Mr. Clayton acquired a Master’s Degree in Hotel Administration from the University of Nevada, Las Vegas in 1993. Prior to that, Mr. Clayton obtained a Bachelor of Science Degree from Utah State University in 1975 and an Associate’s Degree in Culinary Arts from the Atlantic Community College in Mays Landing, New Jersey in 1985.

Ms. Doreen Marie Whennen, aged 56, is the Executive Vice President — Hotel Operations of WRM, a position she has held since May 2007. Ms. Whennen is responsible for overseeing the hotel operations of Wynn Macau. Ms. Whennen has over 20 years of experience in the hospitality industry. She joined Valvino Lamore, LLC in 2000 and prior to joining the Group, she held various positions at The Mirage, which she joined in 1989, including Front Offi ce Manager, Director of Guest Services and Vice President of Hotel Operations.

Interim Report 2011 | 37

Directors and Senior Management

Mr. Jay M. Schall, aged 38, is the Senior Vice President and General Counsel of the Company and Senior Vice President — Legal of WRM. He has held senior legal positions with WRM since May 2006. Mr. Schall has over ten years of experience in the legal field, including eight years in Macau and Hong Kong. Prior to joining the Group, Mr. Schall practiced United States law at a major law firm in the United States and in Hong Kong. Mr. Schall is a member of the State Bar of Texas. Mr. Schall holds a Bachelor of Arts Degree from Colorado College, an MBA from Tulane University, Freeman School of Business and a Juris Doctor (magna cum laude, Order of the Coif) from Tulane University School of Law.

Mr. Robert Alexander Gansmo, aged 41, is the Vice President — Chief Financial Officer of WRM, a position he has held since April 2009. Prior to taking this position, Mr. Gansmo was the Director — Finance of WRM, a position he assumed in January 2007. Mr. Gansmo is responsible for the management and administration of WRM's finance division. Before joining WRM, Mr. Gansmo worked at Wynn Resorts, Limited, where he served as the Director of Financial Reporting from November 2002. Prior to joining the Group, Mr. Gansmo practiced as a certified public accountant with firms in Las Vegas, Washington and California, including KPMG Peat Marwick, Arthur Andersen, and Deloitte and Touche. Mr. Gansmo graduated in 1993 from California State University, Chico, where he obtained a Bachelor of Science Degree in Business Administration with a focus on accounting. He became a Certified Public Accountant in the State of California in 1997.

Mr. Andre Mung Dick Ong, aged 41, is the Vice President — Chief Information Officer of WRM, a position he has held since March 2007. Mr. Ong is responsible for the strategic planning, development and overall operation of information systems and technology services for WRM. Prior to taking up this role, Mr. Ong was the executive director, Chief Information Officer of WRM, a position he held from June 2003. Before joining the Group, Mr. Ong served at Shangri-La Hotels & Resorts where, from August 2001 until May 2003, he was the Director of Corporate Information Technology and was responsible for the planning and deployment of information technology for the group of 40 hotels and five regional sales offices. Prior to this role, he was Director of Technology Support as well as Systems Support Manager since 1993. Mr. Ong has more than 18 years of experience in the hospitality/gaming industry and extensive skills in technology consultation and execution, vendor management, operation management and software development. Mr. Ong was educated in Western Australia and obtained a Bachelor of Engineering Degree in Computer Systems from Curtin University of Technology in 1991.

38 Wynn Macau, Limited

Directors and Senior Management

Mr. Thomas Patrick Connolly, aged 38, is the Vice-President — Food & Beverage of WRM, a position he has held since July 2008. Prior to taking this position, Mr. Connolly was the Director — Food and Beverage, a position he assumed in April 2007. Mr. Connolly is responsible for all aspects of WRM’s food and beverage operations. Prior to joining the Group, Mr. Connolly was Assistant Food and Beverage Manager at The Peninsula Hong Kong, a role he held from March 2006 until April 2007. His experience also includes managing The Mandarin Grill at The Mandarin Oriental Hong Kong from October 1999 until November 2000, managing JJ’s at The Grand Hyatt Hong Kong, managing the opening of a major Hyatt food and beverage operation in South Korea, and serving as General Manager of Jean Georges in Shanghai, China, which he opened with world-renowned chef Jean Georges Vongerichten in 2004.

Ms. Mo Yin Mok, aged 50, is the Vice President — Human Resources of WRM, a position she has held since June 2008. Ms. Mok has an extensive 20-year background in hospitality and human resources, primarily in the luxury hotel sector at The Regent Four Seasons Hong Kong and The Peninsula Hong Kong. Prior to joining the Group, she led The Peninsula Group’s worldwide human resources team and, in her position, supported eight Peninsula hotels with more than 5,000 staff, and orchestrated human resources activities for the opening of The Peninsula Tokyo. Ms. Mok also served at the front lines of the hospitality industry as the Director of Rooms Division at The Peninsula Hong Kong with responsibility for front offi ce, housekeeping, security and spa departments. Ms. Mok holds a Bachelor of Science Degree in Hospitality Management from Florida International University in the United States, where she received a Rotary International Ambassadorial Scholarship. She also obtained an MBA from the Chinese University of Hong Kong.

OUR COMPANY SECRETARY

Ms. Kwok Yu Ching is the company secretary of the Company.

Ms. Kwok Yu Ching, aged 46, has been a company secretary of the Company since September 2009. She is a director of Corporate Services Division of Tricor Services Limited. Ms. Kwok, a Chartered Secretary, is an Associate of both The Hong Kong Institute of Chartered Secretaries and The Institute of Chartered Secretaries and Administrators. She has been providing professional services to companies listed on the Hong Kong Stock Exchange for over 20 years. Prior to joining Tricor Services Limited in 2002, Ms. Kwok was the Senior Manager of Company Secretarial Services at Ernst & Young and Tengis Limited in Hong Kong.

Interim Report 2011 39

Other Information

DIVIDENDS

The Board has recommended that no interim dividend be paid in respect of the six months ended 30 June 2011.

DIRECTORS’ AND CHIEF EXECUTIVES’ INTEREST AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION

As at 30 June 2011, the interests and short positions of each Director and chief executive of the Company in the Shares, underlying Shares and debentures of the Company or any of its associated corporations (within the meaning of Part XV of the SFO) which (a) were required to be notifi ed to the Company and the Hong Kong Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests and short positions which the Director or chief executive is taken or deemed to have under such provisions of the SFO); (b) were required, pursuant to section 352 of the SFO, to be entered in the register maintained by the Company referred to therein; (c) were required, pursuant to the Model Code contained in the Listing Rules, to be notifi ed to the Company and the Hong Kong Stock Exchange; or (d) were disclosed according to the knowledge of the Directors of the Company were as follows:

Approximate

Name of Personal Family Corporate Other Total Number Percentage of

Name of Director Corporation Interest Interest Interest Interest of Shares Shareholding

Nicholas Sallnow-Smith Wynn Macau, — 10,000 — — 10,000 0.00%

Limited (Long Position) (Long Position)

(Note 1) (Note 1)

Wynn Macau, 350,000 — — — 350,000 —

Limited (Long Position) (Long Position)

(Note 1) (Note 1)

Bruce Rockowitz Wynn Macau, 50,000 — — — 50,000 0.00%

Limited (Long Position) (Long Position)

(Note 2) (Note 2)

Wynn Macau, 300,000 — — — 300,000 —

Limited (Long Position) (Long Position)

(Note 2) (Note 2)

Jeffrey Kin-fung Lam Wynn Macau, 350,000 — — — 350,000 —

Limited (Long Position) (Long Position)

(Note 3) (Note 3)

Stephen A. Wynn Wynn Resorts, 10,026,708 — — — 10,026,708 8.03%

Limited (Long Position) (Long Position)

(Note 4) (Note 4)

40 Wynn Macau, Limited

Other Information

Name of Director	Name of Corporation	Personal Interest	Family Interest	Corporate Interest	Other Interest	Total Number of Shares	Approximate Percentage of Shareholding
Ian Michael Coughlan	Wynn Resorts, Limited	10,000 (Long Position) *(Note 5)*	—	—	—	10,000 (Long Position) *(Note 5)*	0.01%
		50,000 (Long Position) *(Note 5)*	—	—	—	50,000 (Long Position) *(Note 5)*	—
Linda Chen	Wynn Resorts, Limited	210,000 (Long Position) *(Note 6)*	—	—		210,000 (Long Position) *(Note 6)*	0.17%
	Wynn Resorts, Limited	470,000 (Long Position) *(Note 6)*	—	—	—	470,000 (Long Position) *(Note 6)*	—
Kazuo Okada	Wynn Resorts, Limited	—	—	24,549,222 (Long Position) *(Note 7)*	—	24,549,222 (Long Position) *(Note 7)*	19.65%
				2,000,000 (Short Position) *(Note 8)*	—	2,000,000 (Short Position) *(Note 8)*	1.60%
Allan Zeman	Wynn Macau, Limited	350,000 (Long Position) *(Note 9)*	—	—	—	350,000 (Long Position) *(Note 9)*	—
	Wynn Resorts, Limited	7,500 (Long Position) *(Note 9)*	—	—	—	7,500 (Long Position) *(Note 9)*	0.01%
	Wynn Resorts, Limited	38,600 (Long Position) *(Note 9)*	—	—	—	38,600 (Long Position) *(Note 9)*	—
Marc D. Schorr	Wynn Resorts, Limited	250,000 (Long Position) *(Note 10)*	—	—	—	250,000 (Long Position) *(Note 10)*	0.20%
	Wynn Resorts, Limited	400,000 (Long Position) *(Note 10)*	—	—	—	400,000 (Long Position) *(Note 10)*	—

Notes:

(1) As at 30 June 2011, Mr. Sallnow-Smith's spouse, Ms. Lora Sallnow-Smith, was interested in 10,000 Shares. Mr. Sallnow-Smith is deemed to be interested in the 10,000 Shares held by his spouse under the SFO. Pursuant to the Wynn Macau Limited share option scheme, 350,000 shares of stock options have been granted to Mr. Sallnow-Smith, of which 50,000 have vested.

(2) Pursuant to the Wynn Macau Limited share option scheme, 350,000 shares of stock options have been granted to Mr. Bruce Rockowitz, of which 50,000 have vested and have been exercised.

Interim Report 2011 41

Other Information

Pursuant to the Wynn Macau Limited share option scheme, 350,000 shares of stock options have been granted to Mr. Jeffrey Kin-fung Lam, of which 50,000 have vested.

Pursuant to a divorce settlement, 11,076,709 Shares (the “Settlement Shares”) were transferred for no consideration by Mr. Stephen A. Wynn to Elaine P. Wynn on 6 January 2010. A disclosure of interest form was fi led with the Securities and Futures Commission on 11 January 2010 in respect of the transfer of the Settlement Shares by Mr. Stephen A. Wynn to Elaine P. Wynn.

Pursuant to the 2002 Stock Incentive Plan of Wynn Resorts, Limited (the “Stock Plan”), 10,000 non-vested shares and 50,000 vested and unvested stock options in the common stock of Wynn Resorts, Limited were granted to Mr. Ian Michael Coughlan.

Pursuant to the Stock Plan, (i) 200,000 non-vested shares; and (ii) vested and unvested stock options relating to an aggregate of 470,000 shares in the common stock of Wynn Resorts, Limited, were granted to Ms. Linda Chen. 10,000 shares in the common stock of Wynn Resorts, Limited are held by Ms. Linda Chen personally.

Aruze USA, Inc. is directly interested in 24,549,222 shares in the common stock of Wynn Resorts, Limited. Aruze USA, Inc. is a wholly owned subsidiary of Universal Entertainment Corporation (formerly known as Aruze Corp.), in which Mr. Kazuo Okada owns a controlling interest and is the Chairman. Mr. Kazuo Okada is therefore deemed to be interested in 24,549,222 shares in Wynn Resorts, Limited under the SFO.

On 17 April 2010, Aruze USA, Inc. pledged 2,000,000 shares in the common stock of Wynn Resorts, Limited, thus creating a short position in those shares. Mr. Okada is therefore deemed to have a short position in 2,000,000 shares in the common stock of Wynn Resorts, Limited.

Pursuant to the Wynn Macau Limited stock option scheme, 350,000 shares of stock options have been granted to Dr. Allan Zeman, of which 50,000 have vested. Pursuant to the Stock Plan, (i) 7,500 non-vested shares; and

vested and unvested stock options relating to an aggregate of 38,600 shares in the common stock of Wynn Resorts, Limited were granted to Dr. Allan Zeman.

Pursuant to the Stock Plan, (i) 250,000 non-vested shares; and (ii) vested and unvested stock options relating to an aggregate of 400,000 shares in the common stock of Wynn Resorts, Limited, were granted to Mr. Marc D. Schorr.

42 Wynn Macau, Limited

Other Information

SUBSTANTIAL SHAREHOLDERS’ INTERESTS AND SHORT POSITIONS IN THE SHARES AND UNDERLYING SHARES OF THE COMPANY

The register of substantial shareholders required to be kept by the Company under section 336 of Part XV of the SFO shows that as at 30 June 2011, the Company had been notifi ed of the following substantial shareholders’ interests and short positions in the shares and underlying shares of the Company, being interests of 5% or more of the Company’s issued share capital. These interests are in addition to those disclosed above in respect of the Directors and chief executives of the

Company.

Shares of HK$0.001 each in the Company

Percentage

of the issued

Capacity/ Number of share capital of

Name Nature of Interest Shares the Company

WM Cayman Holdings Limited I (Note 1) Benefi cial interest 3,750,000,000 72.29%

(Long Position)

Wynn Group Asia, Inc. (Note 1) Interest of a controlled 3,750,000,000 72.29%

corporation (Long Position)

Wynn Resorts, Limited (Note 1) Interest of a controlled 3,750,000,000 72.29%

corporation (Long Position)

Note:

WM Cayman Holdings Limited I is a wholly owned subsidiary of Wynn Group Asia, Inc., which in turn is wholly owned by Wynn Resorts, Limited. Therefore Wynn Group Asia, Inc. and Wynn Resorts, Limited are deemed or taken to be interested in 3,750,000,000 shares which are benefi cially owned by WM Cayman Holdings Limited I.

Interim Report 2011 43

Other Information

REMUNERATION POLICY

As at 30 June 2011, the Group had approximately 7,200 full-time equivalent employees. Employees of the Group are selected, remunerated and promoted on the basis of their merit, qualifi cations, competence and contribution to the Group.

Compensation of key executives of the Group is determined by the Company’s remuneration committee which reviews and determines executives’ compensation based on the Group’s performance and the executives’ respective contributions to the Group.

The Company also has a provident fund set up for its employees and a share options scheme. Further details on the Company’s share options scheme are set out below.

SHARE OPTION SCHEME

The Company operates a share option scheme. Further details of the scheme are disclosed in note 16 to the interim fi nancial information.

The following table discloses movements in the Company’s share option outstanding during the year:

Number of share options

Expired/

lapsed/

At Granted Exercised canceled At Exercise

1	January during during during 30 June Date of grant of Exercise period price of

Name of Director 2011 the period the period the period 2011 share options of share options share options

(HK$

per share)

Dr. Allan Zeman 250,000 — — — 250,000 25 March 2010 25 March 2011 to 10.92

24 March 2020

— 100,000(1) — — 100,000 17 May 2011 17 May 2012 to 25.96

16 May 2021

250,000 100,000 — — 350,000

Mr. Nicholas Sallnow-Smith 250,000 — — — 250,000 25 March 2010 25 March 2011 to 10.92

24 March 2020

— 100,000(1) — — 100,000 17 May 2011 17 May 2012 to 25.96

16 May 2021

250,000 100,000 — — 350,000

44 Wynn Macau, Limited

Other Information

Number of share options

Expired/

lapsed/

At Granted Exercised canceled At Exercise

1	January during during during 30 June Date of grant of Exercise period price of

Name of Director 2011 the period the period the period 2011 share options of share options share options

(HK$

per share)

Mr. Bruce Rockowitz 250,000 — (50,000)(2) — 200,000 25 March 2010 25 March 2011 to 10.92

24 March 2020

— 100,000(1) — — 100,000 17 May 2011 17 May 2012 to 25.96

16 May 2021

250,000 100,000 (50,000) — 300,000

Mr. Jeffrey Kin-fung Lam 250,000 — — — 250,000 25 March 2010 25 March 2011 to 10.92

24 March 2020

— 100,000(1) — — 100,000 17 May 2011 17 May 2012 to 25.96

16 May 2021

250,000 100,000 — — 350,000

1,000,000 400,000 (50,000) — 1,350,000

The vesting periods of the above share options are 20% vesting on each of the anniversary date of the date of grant.

Notes:

The closing price of the Company’s Shares immediately before the date on which the options were granted during the period was HK$24.35.

The weighted average closing price of the Company’s Shares immediately before the exercise date of the share options was HK$26.79.

PURCHASE, SALE OR REDEMPTION OF COMPANY’S LISTED SECURITIES

There have been no convertible securities issued or granted by the Group, no exercise of any conversion or subscription rights, nor any purchase, sale or redemption by the Group of its listed Shares during the six months ended 30 June 2011.

CORPORATE GOVERNANCE PRACTICES

The Company is dedicated to maintaining and ensuring high standards of corporate governance practices and the corporate governance principles of the Company are adopted in the best interest of the Company and its Shareholders. The Company’s corporate governance practices are based on the principles, code provisions and certain recommended best practices as set out in the Code on Corporate Governance Practices contained in Appendix 14 to the Listing Rules.

Interim Report 2011 45

Other Information

The Company has complied with the code provisions in the Code on Corporate Governance Practices for the six months ended 30 June 2011, except for the following deviation from provision A.2.1 of the Code on Corporate Governance Practices.

The Board notes that on 24 February 2011, Dr. Allan Zeman disposed of 10,000 shares in the common stock of Wynn Resorts, Limited on the National Association of Securities Dealers Automated Quotation Global Select Market at US$120 per share. The relevant notice to the Company and the Securities and Futures Commission, which is available to the public, disclosing this event was fi led on 28 February 2011.

Stephen A. Wynn as our Chairman and Chief Executive Offi cer

Under code provision A.2.1 of the Code, the roles of chairman and chief executive offi cer should be separate and should not be performed by the same individual. The Company does not at present separate the roles of the chairman and chief executive offi cer.

Mr. Wynn, the founder of the Company and Wynn Macau, serves as the Chairman and Chief Executive Offi cer of the Company. The Board has determined that the combination of these roles held singularly by Mr. Wynn is in the best interest of the Company and all Shareholders. The Board believes that the issue of whether to combine or separate the offi ces of Chairman of the Board and Chief Executive Offi cer is part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination whether to combine or separate the roles based upon the circumstances. The Board has given careful consideration to separating the roles of Chairman and Chief Executive Offi cer and has determined that the Company and its Shareholders are best served by the current structure. Mr. Wynn’s combined role promotes unifi ed leadership and direction for the Board and executive management and allows for a single, clear focus for the Company’s operational and strategic efforts.

The combined role of Mr. Wynn as both Chairman and Chief Executive Offi cer is balanced by the Company’s governance structure, policies and controls. All major decisions are made in consultation with members of the Board and the relevant Board committees. The Company has three Board committees, namely the audit committee, remuneration committee, and nomination and corporate governance committee. Each Board committee comprises non-executive Directors only and is chaired by an independent non-executive Director. In addition, there are three independent non-executive Directors on the Board offering independent perspectives.

This structure encourages independent and effective oversight of the Company’s operations and prudent management of risk.

46 Wynn Macau, Limited

Other Information

For the reasons stated above and as a result of the structure, policies and procedures outlined above, and in light of the historical success of Mr. Wynn’s leadership, the Board has concluded that the current Board leadership structure is in the best interests of the Company and its Shareholders.

MODEL CODE

The Company adopted the Model Code on 16 September 2009 as its code of conduct for securities transactions by Directors. On 23 March 2010, the Company adopted its own code of conduct for securities transactions, the terms of such code being no less exacting than those set out in the Model

Code. Having made specifi c enquiry of the Directors, all Directors have confi rmed that they have complied with the required standard of dealings and code of conduct regarding securities dealings by directors as set out in the Model Code and the Company’s own code of conduct for the six months ended 30 June 2011.

The Board notes that on 24 February 2011, Dr. Allan Zeman disposed of 10,000 shares in the common stock of Wynn Resorts, Limited on the National Association of Securities Dealers Automated Quotation Global Select Market at US$120 per share. The relevant notice to the Company and the Securities and Futures Commission, which is available to the public, disclosing this event was fi led on 28 February 2011.

QUARTERLY REPORTING

The Company has adopted the recommended best practice under the Corporate Governance Code to announce and publish fi nancial results within 40 days after the end of the relevant quarter. The release of the Company’s quarterly results will be synchronised with the timing of the quarterly fi lings made by our ultimate controlling shareholder, Wynn Resorts, Limited, in the United States. Wynn Resorts, Limited is listed on the NASDAQ Stock Market and is a reporting company under the United States Securities Exchange Act of 1934 which is required to fi le quarterly reports with the SEC. Each quarter, Wynn Resorts, Limited issues press releases in the United States relating to its quarterly fi nancial information (including fi nancial information about the Macau segment of Wynn Resorts, Limited, which is operated by the Company). Such information will be presented in accordance with U.S. GAAP.

At the same time as Wynn Resorts, Limited releases its quarterly press releases, the Company makes an announcement on the Hong Kong Stock Exchange pursuant to Rule 13.09 of the Listing Rules extracting the key highlights of the press release pertaining to the Group. Such announcement will also include a quarterly income statement for the Group presented in accordance with IFRS.

Interim Report 2011 47

Other Information

In addition to the quarterly press release, Wynn Resorts, Limited also fi les quarterly reports with the SEC. Simultaneously with the fi ling of such report in the United States, the Company also makes an announcement on the Hong Kong Stock Exchange pursuant to Rule 13.09 of the Listing Rules extracting the key highlights of the quarterly report pertaining to the Group.

CHANGES IN INFORMATION OF DIRECTORS

Pursuant to Rule 13.51(B)(1) of the Listing Rules, the changes in information of Directors of the Company are set out below:

Mr. Stephen A. Wynn, an executive Director of the Company, was ranked as one of the world’s 30 best CEOs by Barron’s.

Dr. Allan Zeman, GBM, GBS, JP, vice-chairman of the Board and a non-executive Director of the Company, was awarded the Grand Bauhinia Medal in 2011. Dr. Zeman has resigned from The Link Management Limited as an independent non-executive director and from the Vocational Training Council as a member.

Mr. Bruce Rockowitz, an independent non-executive Director of the Company, has been promoted to the Group President and Chief Executive Offi cer of Li & Fung Limited, the shares of which are listed on the Hong Kong Stock Exchange.

Mr. Nicholas Sallnow-Smith, an independent non-executive Director of the Company, has been appointed as a non-executive director of Unitech Corporate Parks Plc., the shares of which are listed on the AIM of the London Stock Exchange.

RETENTION AGREEMENT BETWEEN WORLDWIDE WYNN AND LINDA CHEN

On 16 August 2011, Worldwide Wynn entered into a retention agreement (the “Retention Agreement”) with Linda Chen effective as of 27 July 2011 (the “Grant Date”) whereby Worldwide Wynn will grant Ms. Chen an award in an amount equal to US$10,000,000 (the “Retention Award”) which will vest in full on 27 July 2021 (the “Vesting Date”) and be paid in a lump sum (less any required withholding) within 10 days following the Vesting Date. The Award is subject to all the terms and conditions contained in the Retention Agreement.

48 Wynn Macau, Limited

Other Information

If Ms. Chen’s employment is terminated without “Cause” (as such term is defi ned in the Retention Agreement) prior to the Vesting Date by Worldwide Wynn or one of its affi liates, including our Group (including without limitation, termination due to death or disability), a pro-rated portion of the Retention Award equal to the number of full calendar months elapsed between the Grant Date and the date of such termination of employment divided by 120 shall vest and become payable within 30 days following such termination of employment. If Ms. Chen’s employment is terminated for any other reason (including termination for “Cause” or Ms. Chen’s voluntary resignation) prior to the Vesting Date, the Retention Award shall be forfeited in full with no action required or compensation paid.

REVIEW OF UNAUDITED INTERIM FINANCIAL INFORMATION

The Group’s unaudited interim fi nancial information for the reporting period has been reviewed by the Company’s Audit Committee members which comprises three non-executive Directors: Mr. Nicholas Sallnow-Smith, Dr. Allan Zeman and Mr. Bruce Rockowitz and by the Company’s auditors in accordance with Hong Kong Standards on Review Engagements 2410, Review of Interim Financial Information Performed by the Independent Auditor of the Entity issued by the Hong Kong Institute of Certifi ed Public Accountants.

On behalf of the Board

Stephen A. Wynn

Chairman

Hong Kong, 23 August 2011

Interim Report 2011 49

Report on Review of Interim Financial Information

18th Floor

Two International Finance Centre

8	Finance Street

Central

Hong Kong

To the shareholders of Wynn Macau, Limited

(Incorporated in the Cayman Islands with limited liability)

INTRODUCTION

We have reviewed the interim fi nancial information set out on pages 51 to 76 which comprises the condensed consolidated statement of fi nancial position of Wynn Macau, Limited as at 30 June 2011 and the related condensed consolidated statement of comprehensive income, statement of changes in equity and statement of cash fl ows for the six-month period then ended, and explanatory information. The Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited require the preparation of a report on interim fi nancial information to be in compliance with the relevant provisions thereof and International Accounting Standard 34 Interim Financial Reporting (“IAS 34”).

The directors are responsible for the preparation and presentation of this interim fi nancial information in accordance with IAS 34. Our responsibility is to express a conclusion on this interim fi nancial information based on our review. Our report is made solely to you, as a body, in accordance with our agreed terms of engagement, and for no other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report.

SCOPE OF REVIEW

We conducted our review in accordance with Hong Kong Standard on Review Engagements 2410

Review of Interim Financial Information Performed by the Independent Auditor of the Entity issued by the Hong Kong Institute of Certifi ed Public Accountants. A review of interim fi nancial information consists of making inquiries, primarily of persons responsible for fi nancial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Hong Kong Standards on Auditing. Consequently, it does not enable us to obtain assurance that we would become aware of all signifi cant matters that might be identifi ed in an audit. Accordingly, we do not express an audit opinion.

50 Wynn Macau, Limited

Report on Review of Interim Financial Information

CONCLUSION

Based on our review, nothing has come to our attention that causes us to believe that the interim fi nancial information is not prepared, in all material respects, in accordance with IAS 34.

Ernst & Young

Certifi ed Public Accountants

Hong Kong

23 August 2011

Interim Report 2011 51

Interim Financial Information

Condensed Consolidated Statement of Comprehensive Income

For the Six Months Ended

30 June

2011 2010

HK$ HK$

Notes (in thousands)

(unaudited) (unaudited)

Operating revenues

Casino 13,510,030 9,510,861

Rooms 65,865 57,022

Food and beverage 94,198 76,033

Retail and other 667,690 496,037

14,337,783 10,139,953

Operating costs and expenses

Gaming taxes and premiums 6,962,293 4,884,481

Staff costs 1,026,103 879,201

Other operating expenses 3 2,476,222 1,848,372

Depreciation and amortization 540,572 445,363

Property charges and other 4 849,311 22,945

11,854,501 8,080,362

Operating profi t 2,483,282 2,059,591

Finance revenues 5 9,917 268

Finance costs 6 (135,939) (107,087)

Net foreign currency differences 12,003 (4,494)

Changes in fair value of interest rate swaps 46,679 (5,586)

(67,340) (116,899)

Profi t before tax 2,415,942 1,942,692

52 Wynn Macau, Limited

Interim Financial Information

Condensed Consolidated Statement of Comprehensive Income

For the Six Months Ended

30 June

2011 2010

HK$ HK$

Notes (in thousands)

(unaudited) (unaudited)

Income tax expense 7 3,495 36,083

Net profi t and total comprehensive income

attributable to owners of the Company 2,412,447 1,906,609

Basic and diluted earnings per Share 9 47 cents 37 cents

Interim Report 2011 53

Interim Financial Information

Condensed Consolidated Statement of Financial Position

As at As at

30 June 31 December

2011 2010

HK$ HK$

Notes (in thousands)

(unaudited) (audited)

Non-current assets

Property and equipment, net and construction in

progress 10 7,945,771 8,352,187

Leasehold interest in land 462,826 475,129

Goodwill 398,345 398,345

Deposits for acquisition of property and equipment 26,214 24,881

Held-to-maturity investments 11 257,843 —

Other non-current assets 189,097 188,133

Total non-current assets 9,280,096 9,438,675

Current assets

Inventories 159,581 173,758

Trade and other receivables 12 458,562 485,413

Prepayments and other current assets 67,307 45,167

Amounts due from related companies 19 161,300 386,295

Cash and cash equivalents 7,483,917 3,819,163

Total current assets 8,330,667 4,909,796

Current liabilities

Accounts payable 13 1,104,258 1,018,086

Other payables and accruals 14 4,554,736 3,665,441

Amounts due to related companies 19 206,839 235,922

Interest-bearing loans and borrowings 15 1,153,464 —

Interest rate swaps 54,435 45,730

Income tax payable 11,960 15,455

Other current liabilities 26,490 —

Total current liabilities 7,112,182 4,980,634

Net current assets/(liabilities) 1,218,485 (70,838)

Total assets less current liabilities 10,498,581 9,367,837

54 Wynn Macau, Limited

Interim Financial Information

Condensed Consolidated Statement of Financial Position

As at As at

30 June 31 December

2011 2010

HK$ HK$

Notes (in thousands)

(unaudited) (audited)

Non-current liabilities

Interest-bearing loans and borrowings 15 3,038,032 4,949,703

Interest rate swaps — 55,378

Other payables and accruals 14 563,571 —

Other long-term liabilities 161,939 65,667

Total non-current liabilities 3,763,542 5,070,748

Net assets 6,735,039 4,297,089

Equity

Equity attributable to owners of the Company

Issued capital 5,188 5,188

Share premium account 153,436 152,657

Reserves 6,576,415 4,139,244

Total equity 6,735,039 4,297,089

Approved and authorized for issue by the Board of Directors on 23 August 2011.

Stephen A. Wynn Marc D. Schorr

Director Director

Interim Report 2011 | 55

Interim Financial Information

Condensed Consolidated Statement of Changes in Equity

	Notes	Issued Capital HK$	Share Premium Account HK$	Other Reserves* HK$	Retained Earnings* HK$	Currency Translation Reserve* HK$	Total Equity HK$
		Attributable to owners of the Company (in thousands)					
At 1 January 2011 (audited)		5,188	152,657	783,754	3,338,662	16,828	4,297,089
Net profit for the period		—	—	—	2,412,447		2,412,447
Total comprehensive income for the period		—	—	—	2,412,447	—	2,412,447
Share-based payments	16	—	—	24,957	—	—	24,957
Exercise of share options	16	—	779	(233)	—	—	546
At 30 June 2011 (unaudited)		**5,188**	**153,436**	**808,478**	**5,751,109**	**16,828**	**6,735,039**
At 1 January 2010 (audited)		5,188	1,923,617	737,141	1,088,192	16,828	3,770,966
Net profit for the period		—	—	—	1,906,609	—	1,906,609
Total comprehensive income for the period		—	—	—	1,906,609	—	1,906,609
Share-based payments	16	—	—	23,302	—	—	23,302
At 30 June 2010 (unaudited)		**5,188**	**1,923,617**	**760,443**	**2,994,801**	**16,828**	**5,700,877**

* These reserve accounts comprise the consolidated reserves of HK$6.6 billion in the condensed consolidated statement of financial position at 30 June 2011. Other reserves at 1 January 2011 include cumulative share-based payments of HK$180.4 million (1 January 2010: HK$133.8 million) and issued capital of HK$554.7 million (1 January 2010: HK$554.7 million), which is composed of HK$194.3 million (1 January 2010: HK$194.3 million) of issued capital of WRM and HK$360.4 million (1 January 2010: HK$360.4 million) of issued capital of Wynn Resorts International, Ltd.

In accordance with the provisions of the Macau Commercial Code, the Company's subsidiaries incorporated in Macau are required to transfer a minimum of 10% of the annual net profit to a legal reserve until that reserve equals 25% of their initial capital. The Company's subsidiaries met this statutory requirement and WRM continues to maintain the required reserve of HK$48.6 million (1 January 2010: HK$48.6 million) in "other reserves". This reserve is not distributable to the respective shareholders.

56 Wynn Macau, Limited

Interim Financial Information

Condensed Consolidated Statement of Cash Flows

For the Six Months Ended

30 June

2011 2010

HK$ HK$

(in thousands)

(unaudited) (unaudited)

Net cash fl ows generated from operating activities 4,948,083 2,789,073

Investing activities

Purchase of property and equipment, net of

construction retention payables (140,979) (771,893)

Purchase of held-to-maturity investments (257,596) —

Proceeds from sale of property and equipment 308 2,953

Principal payments for leasehold interest in land — (33,247)

Purchase of other non-current assets (1,333) (16,451)

Interest received 6,645 284

Net cash fl ows used in investing activities (392,955) (818,354)

Financing activities

Repayment of borrowings (779,521) (2,882,663)

Interest paid (111,399) (86,104)

Proceeds from issuance of shares 546 —

Net cash fl ows used in fi nancing activities (890,374) (2,968,767)

Net increase/(decrease) in cash and cash equivalents 3,664,754 (998,048)

Cash and cash equivalents at 1 January 3,819,163 5,228,995

Cash and cash equivalents at 30 June 7,483,917 4,230,947

Interim Report 2011 57

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2011

CORPORATE INFORMATION

The Company was incorporated in the Cayman Islands as an exempted company with limited liability on 4 September 2009. The Company’s Shares were listed on the Hong Kong Stock Exchange on 9 October 2009. The Company’s registered offi ce address is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide.

The Group owns and operates a hotel and casino resort, Wynn Macau, which conducts gaming activities in casinos in Macau under a concession contract signed with the Macau Government on 24 June 2002. The 20-year concession period commenced on 27 June 2002 and will expire on 26 June 2022.

On 21 April 2010, the Group expanded Wynn Macau with the opening of Encore at Wynn Macau, a second hotel tower and casino with additional related amenities that are integrated with the current facilities at Wynn Macau.

WM Cayman Holdings Limited I owns approximately 72.29% of the Company and approximately 27.71% of the Company is owned by public shareholders. The ultimate parent company of Wynn Macau, Limited is Wynn Resorts, Limited, a publicly-traded company incorporated in the United States of America.

ACCOUNTING POLICIES AND BASIS OF PREPARATION

This interim fi nancial information has been prepared in accordance with the applicable disclosure requirements of Appendix 16 to the Rules Governing the Listing of Securities on the

Hong Kong Stock Exchange and International Accounting Standard (“IAS”) 34 Interim Financial Reporting. The interim fi nancial information does not include all the information and disclosures required in the annual fi nancial statements, and should be read in conjunction with the Group’s annual fi nancial statements for the year ended 31 December 2010. The accounting policies and basis of preparation adopted in the preparation of the interim fi nancial information are the same as those used in the annual fi nancial statements for the year ended 31 December 2010, except for the Group’s new investments as described below and the adoption of certain new and revised International Financial Reporting Standards (“IFRSs”) for the fi rst time in the current period as disclosed in note 2.2 below.

58 Wynn Macau, Limited

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2011

ACCOUNTING POLICIES AND BASIS OF PREPARATION (continued)

Held-to-maturity investments

Non-derivative fi nancial assets with fi xed or determinable payments and fi xed maturity are classifi ed as held to maturity when the Group has the positive intention and ability to hold to maturity. Held-to-maturity investments are initially recognized on the settlement date and are subsequently measured at amortized cost less any allowance for impairment. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the effective interest rate. The effective interest rate amortization is included in fi nance revenues in the statement of comprehensive income. The loss arising from impairment is recognized in the statement of comprehensive income in other operating expenses.

Reclassifi cations

Certain amounts in the interim fi nancial information for the six months ended 30 June 2010 have been reclassifi ed to be consistent with the current period’s presentation. These reclassifi cations have no effect on the previously reported profi t for the prior period.

IMPACT OF NEW AND REVISED IFRSs

The Group has adopted the following new and revised IFRSs for the fi rst time for the current period’s interim fi nancial information:

IFRS 1 Amendment Amendment to IFRS 1 First-time Adoption of

International Financial Reporting Standards —

Limited Exemption from Comparatives IFRS 7

Disclosure for First-time Adopters

IAS 24 (Revised) Related Party Disclosures

IAS 32 Amendment Amendment to IAS 32 Financial Instruments: Presentation —

Classifi cation of Right Issues

IFRIC 14 Amendments Amendments to IFRIC 14 Prepayments of a Minimum

Funding Requirement

IFRIC 19 Extinguishing Financial Liabilities with Equity Instruments

Improvements to IFRSs Amendments to a number of IFRSs

issued in May 2010

The adoption of these new and revised IFRSs and interpretations has had no signifi cant fi nancial effects on the interim fi nancial information and there have been no signifi cant changes to the accounting policies applied in the interim fi nancial information.

Interim Report 2011 59

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2011

IMPACT OF ISSUED BUT NOT YET EFFECTIVE IFRSs

The Group has not early adopted the new and revised IFRSs that have been issued, but are not yet effective.

SEGMENT REPORTING

The Group currently operates in one business segment, namely, the management of its casino, hotel, retail and food and beverage operations. A single management team reports to the chief operating decision-maker who comprehensively manages the entire business. Accordingly, the Group does not have separate reportable segments.

3. OTHER OPERATING EXPENSES

For the Six Months Ended

30 June

2011 2010

HK$ HK$

(in thousands)

(unaudited) (unaudited)

Gaming promoters’ commissions 960,524 651,828

Royalty fees 574,131 401,877

Cost of sales 358,640 273,191

Corporate support services and other 90,667 68,915

Advertising and promotions 86,298 96,370

Utilities and fuel 84,506 69,363

Operating supplies and equipment 70,012 59,553

Other support services 44,689 37,186

Provision for doubtful accounts 42,195 36,131

Operating rental expenses 10,723 11,856

Auditor’s remuneration 1,760 2,064

Other 152,077 140,038

2,476,222 1,848,372

60 Wynn Macau, Limited

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2011

PROPERTY CHARGES AND OTHER

“Property charges and other” includes a donation made by the Group to the University of Macau Development Foundation (the “Foundation”). In May 2011, the Group entered into an agreement with the Foundation to donate a certain amount to the Foundation with the primary purpose of supporting the creation, promotion, operation, and other activities related to the Asia-Pacifi c Academy of Economics and Management created by the University of Macau. Under such agreement, the Group donated MOP200.0 million (approximately HK$194.2 million) in May 2011, and for each of the years from 2012 through 2022, the Group will donate MOP80.0 million (approximately HK$77.7 million). As a result of the above arrangement, the Group recognized approximately HK$831.1 million representing the present value of the donation as an expense for the six months ended 30 June 2011. No such arrangement exists for the six months ended 30 June 2010.

FINANCE REVENUES

For the Six Months Ended

30 June

2011 2010

HK$ HK$

(in thousands)

(unaudited) (unaudited)

Interest income from:

Listed held-to-maturity investments 702 —

Unlisted held-to-maturity investments 14 —

Cash at banks 9,201 268

9,917 268

Interim Report 2011 61

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2011

6. FINANCE COSTS

For the Six Months Ended

30 June

2011 2010

HK$ HK$

(in thousands)

(unaudited) (unaudited)

Interest expense for:

Bank loans wholly repayable within 5 years 34,607 60,885

Interest rate swaps wholly repayable within 5 years 58,749 59,972

Other payments wholly payable within 5 years 2,516 2,528

Imputed interest expense on long term other payable 4,287 —

Bank fees for unused facilities 14,406 13,954

Amortization of debt fi nancing costs 21,374 21,374

Less: capitalized interest — (51,626)

135,939 107,087

For the six months ended 30 June 2011, no interest was capitalized. Interest was capitalized for the six months ended 30 June 2010 using a weighted average cost of 4.8%.

INCOME TAX EXPENSE

The major components of income tax expense for the six months ended 30 June 2011 and 2010 were:

For the Six Months Ended

30 June

2011 2010

HK$ HK$

(in thousands)

(unaudited) (unaudited)

Income tax expense:

Current-overseas 3,495 3,495

Deferred — 32,588

3,495 36,083

62 Wynn Macau, Limited

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2011

7. INCOME TAX EXPENSE (continued)

No provision for Hong Kong profit tax for the six months ended 30 June 2011 has been made as there was no assessable profit generated in Hong Kong (six months ended 30 June 2010: Nil). Taxation for overseas jurisdictions is charged at the appropriate prevailing rates ruling in the respective jurisdictions and the maximum rate is 12% (six months ended 30 June 2010: 12%). For the six months ended 30 June 2011 and 30 June 2010, the current tax provision of HK$3.5 million results from the current income tax expense accrued by our subsidiaries owning WRM's shares under the WRM Shareholder Dividend Tax Agreement. For the six months ended 30 June 2011, WRM did not recognize a deferred income tax benefit for increases in deferred tax assets due to uncertainty regarding future realization. For the six months ended 30 June 2010, WRM recorded a deferred income tax provision of HK$32.6 million as the result of derecognizing certain deferred tax assets. Effective 6 September 2006, WRM received a 5-year exemption from Macau's 12% Complementary Tax on casino gaming profits. On 30 November 2010, WRM received an additional 5-year exemption effective from 1 January 2011 through 31 December 2015. Accordingly, the Group was exempted from the payment of approximately HK$267.5 million in such tax for the six months ended 30 June 2011 (six months ended 30 June 2010: HK$215.6 million). The Group's non-gaming profits remain subject to the Macau Complementary Tax and its casino winnings remain subject to the Macau Special Gaming Tax and other levies in accordance with its Concession Agreement.

In June 2009, WRM entered into an agreement with the Macau Special Administrative Region that provided for an annual payment of MOP7.2 million (approximately HK$7.0 million) to the Macau Special Administrative Region as a payment in lieu of Complementary Tax otherwise due by the WRM shareholders on dividend distributions from gaming profits. This agreement covered dividend distributions of gaming profit earned in the years 2006 through 2010. On 3 November 2010, WRM applied for a 5-year extension of this agreement for the years ending 31 December 2011 through 2015. On 19 July 2011, WRM received notification that the 5-year extension had been ratified and that an annual payment of MOP15.5 million (approximately HK$15.0 million) would be due to the Macau Special Administrative Region for each of the years 2011 through 2015.

The Group is exempted from income tax in the Isle of Man and the Cayman Islands. The Group's subsidiaries file income tax returns in Macau and various foreign jurisdictions as required by law. The Group's income tax returns are subject to examination by tax authorities in the locations where it operates. The Group's 2006 to 2010 Macau income tax returns remain subject to examination by the Macau Finance Bureau. During the six months ended 30 June 2011, the Group received the results of the Macau Finance Bureau's examination of its 2006 and 2007 Macau Complementary Tax returns. During July 2011, the Group filed an appeal of the examinations findings. The Group does not anticipate that the resolution of theses issues will result in significant tax payments and believes that the tax reserves established for any uncertain tax issues is adequate with respect to these years.

Interim Report 2011 63

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2011

INCOME TAX EXPENSE (continued)

Quarterly, the Group reviews any potentially unfavorable tax outcome and when an unfavorable outcome is identifi ed as being probable and can be reasonably estimated, the Group then establishes a tax reserve for such possible unfavorable outcome. Estimating potential tax outcomes for any uncertain tax issues is highly judgmental and may not be indicative of the ultimate settlement with the tax authorities. With respect to these items, as at 30 June 2011, the Group has provided a reserve of HK$41.9 million (31 December 2010: HK$41.9 million) and included this amount in “other long-term liabilities”. The Group believes that it has adequately provided reasonable reserves for prudent and foreseeable outcomes related to uncertain tax matters. As a result of the lack of authoritative guidance regarding the computation of the Group’s Complementary Tax exemptions, the Group establishes reserves for its estimates of additional tax exposures if such exemptions are denied by the Macau tax authorities.

INTERIM DIVIDEND

The Board of Directors has not recommended any interim dividend for the six months ended 30 June 2011 (six months ended 30 June 2010: Nil).

EARNINGS PER SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY

The calculation of basic earnings per Share for the six months ended 30 June 2011 is based on the consolidated net profi t attributable to owners of the Company and on the weighted average number of Shares of 5,187,508,287 in issue during the period (six months ended 30 June 2010: 5,187,500,000).

The calculation of diluted earnings per Share for the six months ended 30 June 2011 is based on the consolidated net profi t attributable to owners of the Company and on the weighted average number of 5,187,928,658 Shares (six months ended 30 June 2010: 5,187,500,000); including Shares of 5,187,508,287 issued during the period (six months ended 30 June 2010: 5,187,500,000) plus 420,371 (30 June 2010: Nil) potential Shares arising from exercise of share options (see also note 16).

PROPERTY AND EQUIPMENT AND CONSTRUCTION IN PROGRESS

For the six months ended 30 June 2011, the Group incurred HK$134.4 million (six months ended 30 June 2010: HK$807.5 million) on additions of property and equipment and construction in progress. The Group has disposed of property and equipment and construction in progress with a net carrying amount of HK$11.8 million (six months ended 30 June 2010: HK$25.9 million).

64 Wynn Macau, Limited

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2011

HELD-TO-MATURITY INVESTMENTS

Held-to-maturity investments as at 30 June 2011 represent listed and unlisted debt securities at amortized cost of approximately Offshore RMB151.5 million (approximately HK$182.2 million) (31 December 2010: Nil) and Offshore RMB62.8 million (approximately HK$75.6 million) (31 December 2010: Nil) respectively. These investments have maturities up to three years from the reporting date.

The total fair value of the held-to-maturity investments as at 30 June 2011 are approximately HK$256.6 million (31 December 2010: Nil).

The maximum exposure to credit risk at the reporting date is the carrying amount of the held-to-maturity investments.

TRADE AND OTHER RECEIVABLES

Trade and other receivables consist of the following as at 30 June 2011 and 31 December 2010:

As at As at

30 June 31 December

2011 2010

HK$ HK$

(in thousands)

(unaudited) (audited)

Casino 614,852 701,235

Hotel 7,836 10,426

Retail leases and other 212,829 108,512

835,517 820,173

Less: allowance for doubtful accounts (376,955) (334,760)

Total trade and other receivables, net 458,562 485,413

Interim Report 2011 65

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2011

TRADE AND OTHER RECEIVABLES (continued)

An aged analysis of trade and other receivables is as follows:

As at As at

30 June 31 December

2011 2010

HK$ HK$

(in thousands)

(unaudited) (audited)

Within 30 days 157,172 272,664

31 to 60 days 139,075 106,525

61 to 90 days 79,663 134,969

Over 90 days 459,607 306,015

835,517 820,173

Less: allowance for doubtful accounts (376,955) (334,760)

Net of allowance for doubtful accounts 458,562 485,413

Substantially all of the trade and other receivables as at 30 June 2011 and 31 December 2010 were repayable within 14 days.

66 Wynn Macau, Limited

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2011

ACCOUNTS PAYABLE

During the six months ended 30 June 2011 and 2010, the Group normally received credit terms of 30 days. An aged analysis of accounts payable as at the end of the reporting period, based on invoice dates, is as follows:

As at As at

30 June 31 December

2011 2010

HK$ HK$

(in thousands)

(unaudited) (audited)

Within 30 days 972,306 886,886

31 to 60 days 9,353 11,313

61 to 90 days 2,792 3,067

Over 90 days 119,807 116,820

1,104,258 1,018,086

The “Over 90 days” balance included HK$106.1 million of short-term construction retention and construction payables at 30 June 2011 (31 December 2010: HK$111.2 million).

Interim Report 2011 67

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2011

OTHER PAYABLES AND ACCRUALS

Other payables and accruals consist of the following as at 30 June 2011 and 31 December 2010:

As at As at

30 June 31 December

2011 2010

HK$ HK$

(in thousands)

(unaudited) (audited)

Current

Gaming taxes payable 1,212,944 1,275,716

Outstanding chip liabilities 2,545,971 1,706,248

Customer deposits 536,768 435,812

Donation payable 77,670 —

Other liabilities 181,383 247,665

4,554,736 3,665,441

Non-current

Donation payable 563,571 —

68 Wynn Macau, Limited

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2011

15. INTEREST-BEARING LOANS AND BORROWINGS

	Interest Rate %	Maturity	As at 30 June 2011 HK$ (in thousands) (unaudited)	As at 31 December 2010 HK$ (in thousands) (audited)
7-Year Term Loan — secured (as amended)				
US$10,250,000 Hotel Facility	LIBOR+1.25%	June 2014	79,765	79,769
HK$639,600,000 Hotel Facility	HIBOR+1.25%	June 2014	639,600	639,600
US$18,500,000 Project Facility	LIBOR+1.25%	June 2014	143,966	143,973
HK$2,451,150,000 Project Facility	HIBOR+1.25%	June 2014	2,451,150	2,451,150
US$125,000,000 Project Facility	LIBOR+1.75%	June 2014	972,742	972,791
5-Year Revolving Credit Facility — secured (as amended)				
US$13,000,000 Hotel Facility	LIBOR+1.25%	June 2012	—	10,117
HK$1,170,000,000 Hotel Facility	HIBOR+1.25%	June 2012	—	117,000
US$258,000,000 Project Facility	LIBOR+1.25%	June 2012	—	200,784
HK$4,516,200,000 Project Facility	HIBOR+1.25%	June 2012	—	451,620
Less: debt financing costs, net			(95,727)	(117,101)
Total interest-bearing loans and borrowings — secured			4,191,496	4,949,703
Current portion of long term interest-bearing loans and borrowings — secured			(1,153,464)	—
			3,038,032	4,949,703

Interim Report 2011 69

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2011

INTEREST-BEARING LOANS AND BORROWINGS (continued)

The WRM term loan matures in June 2014, and the WRM revolving credit facility matures in June 2012. The principal amount of the WRM term loan is required to be repaid in quarterly installments, commencing in September 2011. Borrowings under the Wynn Macau Credit Facilities bore interest at LIBOR or HIBOR plus a margin of 1.75% through 30 September 2010. Commencing in the fourth quarter of 2010, the WRM revolving credit facility, the WRM term loan hotel facility and the WRM term loan project facility tranches A (US$18,500,000) and B (HK$2,451,150,000) are subject to a margin of 1.25% to 2.00% depending on the Group’s leverage ratio at the end of each quarter. The WRM term loan project facility tranche C (US$125,000,000) remains subject to a margin of 1.75%. As at 30 June 2011, the weighted average margin is 1.29%.

During the six months ended 30 June 2011, the Group repaid HK$779.5 million (six months ended 30 June 2010: HK$2.9 billion) of borrowings under the WRM revolving credit facility. As at 30 June 2011, the Group had approximately HK$7.7 billion (31 December 2010: HK$7.0 billion) available under the credit facilities.

SHARE-BASED PAYMENTS

The Company’s share option scheme

The Company established a share option scheme on 16 September 2009 with the purpose of rewarding participants, which may include Directors and employees of the Group, who have contributed to the Group and to encourage them to work towards enhancing the value of the Company and its Shares for the benefi t of the Company and its Shareholders as a whole. A maximum of 518.75 million shares (31 December 2010: 518.75 million shares) have been reserved for issuance under the share option scheme. For the six months ended 30 June 2011, 400,000 options (six months ended 30 June 2010: 1,000,000 options) were granted to certain Directors of the Company and 50,000 options were exercised (six months ended 30 June 2010: Nil). No options were lapsed or cancelled (six months ended 30 June 2010: Nil). As at 30 June 2011, 1,350,000 options (30 June 2010: 1,000,000 options) were outstanding.

The fair value of the options granted on 17 May 2011 was estimated at HK$5.866 per option based on the Black-Scholes valuation model. The signifi cant inputs used in the model were a share price of HK$24.35 on the date of grant, an exercise price of HK$25.96, an expected stock price volatility of 37.8%, an expected life of options of 6.5 years, an expected dividend yield of 4.1% and an annual risk-free interest rate of approximately 2.11%. Changes in the subjective input assumptions could materially affect the fair value estimate.

70 Wynn Macau, Limited

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2011

SHARE-BASED PAYMENTS (continued)

WRL Stock Plan

Wynn Resorts, Limited established the 2002 Stock Incentive Plan (the “WRL Stock Plan”) which provides for the grant of (i) incentive stock options, (ii) compensatory (i.e. non qualifi ed) stock options, and (iii) non-vested shares of Wynn Resorts, Limited’s common stock for employees, directors and independent contractors or consultants of Wynn Resorts, Limited and its subsidiaries, including the Group. However, only employees are eligible to receive incentive stock options.

A maximum of 12,750,000 shares (31 December 2010: 12,750,000 shares) of Wynn Resorts, Limited’s common stock have been reserved for issuance under the WRL Stock Plan. As at 30 June 2011, 4,120,086 (31 December 2010: 4,107,378) shares remained available for the grant of stock options or non-vested shares of Wynn Resorts, Limited’s common stock.

Options are granted with exercise prices equal to the current market price at the date of grant. The WRL Stock Plan provides for a variety of vesting schedules, all determined at the time of grant. All options expire ten years from the date of grant.

For the six months ended 30 June 2011, no options were granted to the eligible participants of WRL Stock Plan, 38,672 shares were exercised and 151,894 transferred. For the six months ended 30 June 2010, there was no movement for WRL Group’s options. As at 30 June 2011, 656,380 options (30 June 2010: 680,501 options) were outstanding. For the six months ended 30 June 2011, 3,000 shares (30 June 2010: Nil shares) of restricted stock vested. There was no movement for WRL Group’s non-vested shares for the six months ended 30 June 2010.

The Group recognized a total of approximately HK$25.0 million of an equity-settled, share-based payment expense relating to stock options of the Company and stock options and non-vested shares of Wynn Resorts, Limited’s common stock during the six months ended 30 June 2011 (six months ended 30 June 2010: HK$23.3 million).

Interim Report 2011 71

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2011

COMMITMENTS

Operating lease commitments — Group as lessee

As at As at

30 June 31 December

2011 2010

HK$ HK$

(in thousands)

(unaudited) (audited)

Within one year 15,315 11,323

After one year but not more than fi ve years 30,149 22,286

More than fi ve years 70,911 55,862

116,375 89,471

Operating lease commitments — Group as lessor

As at As at

30 June 31 December

2011 2010

HK$ HK$

(in thousands)

(unaudited) (audited)

Within one year 108,004 95,700

After one year but not more than fi ve years 195,429 96,883

More than fi ve years 26,437 —

329,870 192,583

72 Wynn Macau, Limited

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2011

17.	COMMITMENTS (continued)

Capital commitments

As at As at

30 June 31 December

2011 2010

HK$ HK$

(in thousands)

(unaudited) (audited)

Contracted, but not provided for 37,363 29,505

Authorized, but not contracted for 69,697 88,092

107,060 117,597

Other services commitments

As at As at

30 June 31 December

2011 2010

HK$ HK$

(in thousands)

(unaudited) (audited)

Within one year 171,931 144,893

After one year but not more than fi ve years 60,182 74,396

232,113 219,289

As at 30 June 2011, the Group was committed to purchases for operating items totaling HK$34.4 million (31 December 2010: HK$86.4 million).

On 1 August 2008, Palo Real Estate Company Limited entered into an agreement with a

Macau incorporated company that is not a connected person of the Group to make a one-time payment in the amount of US$50 million (approximately HK$389.3 million) in consideration of its relinquishment of certain rights in and to any future development on the approximately 52 acres of land on Cotai. The payment will be made within 15 days after the Macau government publishes the Group’s rights to the land in the Macau government’s offi cial gazette. The Group has fi led an application for the land with the Macau government and is awaiting fi nal approval.

Interim Report 2011 73

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2011

LITIGATION

The Group does not have any material litigation outstanding as at 30 June 2011 and 31 December 2010.

RELATED PARTY DISCLOSURES

As at the end of the period, amounts due from/(to) related companies are unsecured, interest-free and repayable on demand.

The Group had the following material transactions with related companies:

For the Six Months Ended

30 June

Name of Relation to Primary Nature of 2011 2010

Related Company the Company Transactions HK$ HK$

(in thousands)

(unaudited) (unaudited)

Wynn Resorts, Limited Ultimate parent Royalty fees (i) 574,131 401,877 company

Wynn Resorts, Limited Ultimate parent Corporate support 82,765 65,850 company services (ii)

Wynn Resorts, Limited Ultimate parent Share-based 23,992 22,770 company payment

expenses

(note 16)

WIML Subsidiary of International 43,657 36,049

Wynn Resorts, marketing

Limited expenses (iii)

Worldwide Wynn Subsidiary of Staff secondment 21,659 31,477

Wynn Resorts, payroll charges (iv)

Limited

Wynn Design & Subsidiary of Design/ 12,303 9,543

Development Wynn Resorts, development

Limited payroll

Las Vegas Jet, LLC Subsidiary of Airplane 7,902 3,065

Wynn Resorts, usage charges (ii)

Limited

All of the above transactions are noted as continuing related party transactions.

74 Wynn Macau, Limited

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2011

19.	RELATED PARTY DISCLOSURES (continued)

Notes:

Royalty fees

Prior to Listing, WRM had an arrangement with Wynn Resorts, Limited and Wynn Resorts Holdings, LLC (together, the “Licensors”) under which the Licensors licensed to WRM certain trademarks and service marks, other marks and works, domain names, and hotel casino design, development and management know-how (collectively, the “Intellectual Property Rights”). On 19 September 2009, each of the Company and WRM entered into an intellectual property license agreement with the Licensors (together, the “IP License Arrangement”), which has a perpetual term. Pursuant to the IP License Arrangement, the Licensors licensed to each of the Company and WRM the right to use the Intellectual Property Rights using the same pricing basis as described below. The IP License Arrangement is also subject to restrictions in the agreements between Wynn Resorts Holdings, LLC or Wynn Resorts, Limited and any third parties, including Mr. Stephen A. Wynn, in respect of a third party’s intellectual property, including any applicable limitations on the scope of the license, limitations on sub-licensing, termination (including change of control) under certain circumstances and other standard provisions.

The license fee payable to Wynn Resorts Holdings, LLC equals the greater of (1) 3% of the IP gross monthly revenues, and (2) US$1.5 million (approximately HK$11.6 million) per month. For the purposes of each intellectual property license agreement, the term “IP gross revenues” refers to the licensee’s total operating revenues as adjusted by adding back (1) commissions and discounts which were netted against operating revenues, and (2) promotional allowances, and the term “IP gross monthly revenues” refers to the licensee’s IP gross revenues accrued at the end of each calendar month. The calculation of each licensee’s operating revenues, promotional allowances, and commissions and discounts in connection with the IP gross revenues stated in the intellectual property license agreements shall always be consistent with the Group’s accounting policies and prepared in accordance with IFRSs as in effect from 31 December 2008. If any other subsidiary of the Company (other than WRM) acquires the Intellectual Property Rights under the intellectual property license agreement between the Company and the Licensors, “IP gross revenues” and “IP monthly gross revenues” will be interpreted to include the gross revenues of such relevant subsidiary.

The following table presents a reconciliation of total operating revenues (as reported in the Group’s interim fi nancial information) to WRM’s IP gross revenues as used for purposes of the IP License Arrangement between WRM and the Licensors.

Interim Report 2011 75

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2011

19.	RELATED PARTY DISCLOSURES (continued)

Notes: (continued)

(i)	Royalty fees (continued)

For the six months ended

30 June

2011 2010

HK$ HK$

(in thousands)

(unaudited) (unaudited)

Total operating revenues 14,337,783 10,139,953

Commissions and discounts included in operating revenues 4,160,280 2,845,470

Promotional allowances 641,535 408,214

IP gross revenues 19,139,598 13,393,637

Corporate support services

Wynn Resorts, Limited provides corporate support services to assist the Group. These services consist of a limited number of executives in relevant areas assisting the Group on certain matters. The assistance includes guidance on certain issues and ensuring that, from a regulatory standpoint, Wynn Resorts, Limited’s standard operating procedures are followed and maintained by the Group. The annual fee for the services provided by Wynn Resorts, Limited is based on an allocation of the actual proportion of Wynn Resorts, Limited’s annual corporate departments’ costs (including salaries and benefi ts for such employees during the period in which such services are rendered) and overhead expense related to the provision of such services, and in any event, such annual fee shall not exceed 50% of the aggregate annual corporate departments’ costs and overhead expense incurred by Wynn Resorts, Limited during any fi nancial year.

Similarly, WML and WRM had reciprocal arrangements to allow Wynn Resorts, Limited or its subsidiaries (other than the Group) to have access to the services of any of the Group’s employees provided that such services do not materially interfere with such employee’s obligations to, and responsibilities with, the Group. For services provided by the Group’s employees, Wynn Resorts, Limited shall pay for the services based on an actual cost (including salaries and benefi ts for such employees during the period when such services are being rendered) and expense on a reimbursement basis.

Wynn Resorts, Limited allows WRM and its employees to use aircraft assets owned by Wynn Resorts, Limited and its subsidiaries (other than the Group) at hourly rates set by Las Vegas Jet, LLC, a subsidiary of Wynn Resorts, Limited. Similarly, WRM has reciprocal arrangements to allow Wynn Resorts, Limited or its subsidiaries (other than the Group) to use any aircraft assets that the Group could own in the future.

76 Wynn Macau, Limited

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2011

19.	RELATED PARTY DISCLOSURES (continued)

Notes: (continued)

International marketing expenses

WIML, a subsidiary of Wynn Resorts, Limited, (i) provides administrative, promotional, and marketing services as well as a limited number of marketing executives to attract and introduce customers to WRM, and (ii) employs certain non-Macau residents based in or to be based in Macau (“Foreign Resident Staff”) on the Company’s behalf and seconds the Foreign Resident Staff to the Group.

These administrative, promotional and marketing services are provided through branch offi ces located in various cities around the world under the direction and supervision provided by WIML. For the services provided under this arrangement, WIML charges a service fee equal to the total costs it incurs in rendering the services plus 5%.

Staff secondment payroll charges

Worldwide Wynn, a subsidiary of Wynn Resorts, Limited, is responsible for supplying management personnel to WRM for pre-determined lengths of time through secondment arrangements. During the secondment period, employees are expected to devote their efforts and all of their business time and attention to the operations and functions of WRM. The seconded employees live and work in Macau for the duration of the secondment periods. Worldwide Wynn was compensated for these services with a service fee equal to its aggregate costs plus 5% to Worldwide Wynn of the seconded employees during the periods of secondment to WRM, including:

Wages-regular and overtime;

Bonuses and commissions;

Vacation pay and sick leave;

Employee benefi t plans, including health insurance, life insurance, and other insurance or 401k plans;

Employer-paid federal, state or local taxes or workers’ compensation costs and unemployment taxes; and

Employer-paid business expenses and employee international allowances.

The above transactions were carried out on terms mutually agreed between the Group and the related companies. There were no signifi cant charges from the Group to the related companies during the six months ended 30 June 2011 and 2010. In the opinion of the Directors, the related party transactions were conducted in the ordinary and usual course of the Group’s business.

All such outstanding balances between the Group and the related companies are deemed to be trade in nature.

Home Purchase

In May 2010, Worldwide Wynn entered into a new employment agreement with Linda Chen, who is also a director of Wynn Macau, Limited and Wynn Resorts Limited. Under the terms of the employment agreement, Worldwide Wynn caused Wynn Macau to purchase a house in Macau for use by Ms. Chen. As at 30 June 2011, the net carrying amount of the house together with improvements and its land lease right was HK$52.5 million (31 December 2010: HK$44.6 million).

Interim Report 2011 77

Defi nitions

“Board of Directors” or “Board” the board of Directors of our Company

“Code on Corporate Governance the Code on Corporate Governance Practices set out in

Practices” or “Code” Appendix 14 of the Listing Rules

“Company” or “our Company” Wynn Macau, Limited, a company incorporated on 4 September

2009 as an exempted company with limited liability under the laws of the Cayman Islands and an indirect subsidiary of Wynn

Resorts, Limited

“Concession Agreement” the Concession Contract for the Operation of Games of Chance

or Other Games in Casinos in the Macau Special Administrative

Region entered into between WRM and the Macau government

on 24 June 2002

“Director(s)” the director(s) of our Company

“Encore” or “Encore at a casino resort located in Macau, connected to and fully

Wynn Macau” integrated with Wynn Macau, owned and operated directly by

WRM, which opened on 21 April 2010.

“Galaxy” Galaxy Casino, S.A., one of the six gaming operators in Macau and one of the three concessionaires

“Group,” “we,” “us” or “our” our Company and its subsidiaries, or any of them, and the businesses carried on by such subsidiaries, except where the context makes it clear that the reference is only to the Company itself and not to the Group

“Group Reorganization” the reorganization undertaken by the Group, as described in the section headed “History and Corporate Structure — IPO

Reorganization” of the IPO Prospectus

“HIBOR” Hong Kong Interbank Offered Rate

“HK$” Hong Kong dollars, the lawful currency of Hong Kong

“Hong Kong” the Hong Kong Special Administrative Region of the PRC

78 Wynn Macau, Limited

Defi nitions

“Hong Kong Stock Exchange” The Stock Exchange of Hong Kong Limited

“IFRS” International Financial Reporting Standards

“IPO Prospectus” the IPO Prospectus of the Company published on 24 September

2009 in connection with the Listing

“LIBOR” London Interbank Offered Rate

“Listing” the initial listing of the Shares on the Main Board of the Hong

Kong Stock Exchange on 9 October 2009

“Listing Rules” the Rules Governing the Listing of Securities on the Hong Kong

Stock Exchange (as amended from time to time)

“Macau Operations” the fully integrated Wynn Macau and Encore at Wynn Macau resort

“Macau” or “Macau Special the Macau Special Administrative Region of the PRC

Administrative Region”

“Melco Crown” Melco Crown Gaming (Macau) Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires

“MGM Macau” MGM Grand Paradise Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires

“Model Code” the Model Code for Securities Transactions by Directors of

Listed Issuers set out in Appendix 10 of the Listing Rules

“MOP” or “pataca” Macau pataca, the lawful currency of Macau

“Offshore RMB” RMB maintained outside mainland China, primarily in Hong

Kong where RMB trading is offi cially sanctioned and regulated,

that is largely “convertible and transferable”. It is also known as CNH, which refers to offshore RMB primarily traded in Hong

Kong (hence the “H”)

Interim Report 2011 79

Defi nitions

“Palo Real Estate Company Palo Real Estate Company Limited, a limited liability company

Limited” incorporated under the laws of Macau and an indirect wholly owned subsidiary of the Company, subject to a 10% social

and voting interest and MOP1.00 economic interest held by

Mr. Wong Chi Seng (a Macau resident) in WRM

“PRC”, “China” or the People’s Republic of China and, except where the context

“mainland China” requires and only for the purpose of this report, references in this report to the PRC or China do not include Taiwan, Hong

Kong or Macau; the term “Chinese” has a similar meaning

“RMB” Renminbi, the lawful currency of PRC

“SEC” the Securities and Exchange Commission in the United States of

America

“SFO” the Securities and Futures Ordinance (Chapter 571 of the Laws

of Hong Kong)

“Share(s)” ordinary share(s) with a nominal value of HK$0.001 each in the share capital of our Company

“Shareholder(s)” holder(s) of Share(s) of the Company from time to time

“SJM” Sociedade de Jogos de Macau S.A., one of the six gaming operators in Macau and one of the three concessionaires

“US$” United States dollars, the lawful currency of the United States

“Venetian Macau” Venetian Macau S.A., one of the six gaming operators in Macau and one of the three sub-concessionaires

“WIML” Wynn International Marketing, Ltd., a company incorporated under the laws of Isle of Man and an affi liate of Wynn Resorts,

Limited

80 Wynn Macau, Limited

Defi nitions

“WM Cayman Holdings Limited I” WM Cayman Holdings Limited I, a company incorporated on 7

July 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Wynn Group Asia, Inc.

“WM Cayman Holdings Limited II” WM Cayman Holdings Limited II, a company incorporated on 8

September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly owned

subsidiary of the Company

“Worldwide Wynn” Worldwide Wynn, LLC, a company formed under the laws of the

State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“WRL Group” Wynn Resorts, Limited and its subsidiaries (other than the

Group)

“WRM” Wynn Resorts (Macau) S.A., a company incorporated under the laws of Macau and a wholly-owned subsidiary of the Company

“WRM Shareholder Dividend the agreements, entered into during June 2009 and July 2011,

Tax Agreement” each for a term of fi ve years between WRM and the Macau

Special Administrative Region, effective retroactively to 2006,

that provide for an annual payment to the Macau Special

Administrative Region of MOP7.2 million in years 2006 through

2010 and MOP15.5 million in years 2011 through 2015 in lieu

of Complementary Tax otherwise due by WRM shareholders on

dividend distributions to them from gaming profi ts earned in those years

“Wynn Design & Development” Wynn Design & Development, LLC, a company formed under the laws of the State of Nevada, United States and a wholly

owned subsidiary of Wynn Resorts, Limited

“Wynn Group Asia, Inc.” Wynn Group Asia, Inc, a company formed under the laws of the

State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

Interim Report 2011 81

Defi nitions

“Wynn Macau” a casino hotel resort located in Macau, owned and operated directly by WRM, which opened on 6 September 2006, and

where appropriate, the term also includes Encore at Wynn

Macau

“Wynn Macau Credit Facilities” together, the HK$4.3 billion (equivalent) fully-funded senior term loan facilities and the HK$7.7 billion (equivalent) senior revolving credit facilities extended to WRM and as subsequently amended from time to time

“Wynn Resorts Holdings, LLC” Wynn Resorts Holdings, LLC, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“Wynn Resorts International, Ltd.” Wynn Resorts International, Ltd., a company incorporated under the laws of the Isle of Man and a wholly owned subsidiary of the

Company

“Wynn Resorts, Limited” or Wynn Resorts, Limited, a company formed under the laws of the

“WRL” State of Nevada, United States, our controlling shareholder (as defi ned in the Listing Rules)

82 Wynn Macau, Limited

Glossary

“Adjusted Average Daily Rate” ADR calculated based on room revenues plus associated promotional allowances

“Adjusted REVPAR” REVPAR calculated based on room revenues plus associated promotional allowances

“average daily rate” or “ADR” the amount calculated by dividing total room revenues (less service charges, if any) by total rooms occupied

“cage” a secure room within a casino with a facility that allows clients to exchange cash for chips used in the casino’s gaming activities,

or to exchange redeemable chips for cash

“casino revenue” revenue from casino gaming activities (gross table games win and gross slot win), calculated net of a portion of commissions and discounts and in accordance with IFRS

“chip(s)” a token; usually in the form of plastic disc(s) or plaque(s) issued by a casino to customers in exchange for cash or credit, which must be used (in lieu of cash) to place bets on gaming tables

“daily gross win per gaming table” gross gaming win for table games divided by number of tables divided by the number of days in the applicable period

“dealer” a casino employee who takes and pays out wagers or otherwise oversees a gaming table

“drop” the amount of cash and promotional coupons deposited in a gaming table’s drop box

“drop box” a box or container that serves as a repository for cash and promotional coupons

Interim Report 2011 83

Glossary

“gaming promoters” individuals or corporations licensed by and registered with the

Macau government to promote games of fortune and chance

or other casino games to patrons, through the arrangement

of certain services, including transportation, accommodation,

dining and entertainment, whose activity is regulated by Macau

Administrative Regulation no. 6/2002

“gross gaming revenue” or the total win generated by all casino gaming activities

“gross gaming win” combined, calculated before deduction of commissions and discounts

“gross slot win” the amount of handle (representing the total amount wagered)

that is retained as winnings. We record this amount and

gross table games win as casino revenue after deduction of

progressive jackpot liabilities and a portion of commissions and discounts

“gross table games win” the amount of drop (in our general casino segment) or turnover

(in our VIP casino segment) that is retained as winnings. We record this amount and gross slot win as casino revenue after deduction of a portion of commissions and discounts

“In-house VIP Program” an internal marketing program wherein we directly market our casino resorts to gaming clients, including to high-end

or premium players in the greater Asia region. These players are invited to qualify for a variety of gaming rebate programs whereby they earn cash commissions and room, food and

beverage and other complimentary allowances based on their

turnover level. We often extend credit to these players based upon knowledge of the players, their fi nancial background and payment history

“promotional allowance” the retail value of rooms, food and beverage and retail and other services furnished to guests (typically VIP clients) without charge

84 Wynn Macau, Limited

Glossary

“REVPAR” the amount calculated by dividing total room revenues (less service charges, if any) by total rooms available

“Rolling Chip” physically identifi able chip that is used to track VIP wagering volume for purposes of calculating commissions and other

allowances payable to gaming promoters and Wynn Macau’s

individual VIP players

“turnover” the sum of all losing Rolling Chip wagers within the VIP program

“VIP client” or “VIP player” client, patron or players who participates in Wynn Macau’s

In-house VIP Program or in the VIP program of any of our

gaming promoters

“VIP table games turnover” turnover resulting from VIP table games only

Wynn Macau, Limited

Rua Cidade de Sintra, NAPE, Macau (853) 2888-9966 www.wynnmacau.com